UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

salesforce.com, inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

May 8, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of salesforce.com, inc. on Thursday, June 7, 2012 at 2:00 p.m., local time, at the St. Regis Hotel, 125 3rd Street, San Francisco, California 94103.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of our 2012 Annual Report.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote by mailing a completed proxy card, by telephone, or over the Internet. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person.

Thank you for your ongoing support of salesforce.com. We look forward to seeing you at our Annual Meeting.

Aloha,

Marc Benioff

Chairman of the Board of Directors and

Chief Executive Officer

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To be Held Thursday, June 7, 2012

TO THE STOCKHOLDERS OF SALESFORCE.COM, INC.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of salesforce.com, inc., a Delaware corporation, will be held on Thursday, June 7, 2012 at 2:00 p.m., local time, at the St. Regis Hotel, 125 3rd Street, San Francisco, California 94103, for the following purposes:

1.	To elect three Class II directors, Craig Ramsey, Sanford Robertson and Maynard Webb, to serve for a term of three years and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013;

3.	To approve, on an advisory basis, named executive officer compensation;

4.	To consider one stockholder proposal, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the Annual Meeting or at any and all adjournments, continuations or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record at the close of business on April 17, 2012 and their proxies are entitled to attend and vote at the Annual Meeting and any and all adjournments, continuations or postponements thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder returned a proxy. You will need to bring the enclosed Admission Ticket or proof of ownership of salesforce.com stock as of the record date to enter the Annual Meeting.

This Notice, the Proxy Statement and the 2012 Annual Report are first being mailed to stockholders on or about May 8, 2012.

By Order of the Board of Directors

Burke F. Norton

Executive Vice President, Chief Legal Officer and

Secretary

San Francisco, California

May 8, 2012

ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THE PURPOSE OF RETURNING YOUR PROXY CARD. YOU MAY ALSO VOTE BY TELEPHONE OR OVER THE INTERNET. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of salesforce.com is soliciting your vote at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of salesforce.com.

When and where will the Annual Meeting take place?

The Annual Meeting will take place on Thursday, June 7, 2012 at 2:00 p.m., local time, at the St. Regis Hotel, 125 3rd Street, San Francisco, California 94103.

What will I be voting on?

You will be voting on:

•

the election of three Class II directors, Craig Ramsey, Sanford Robertson and Maynard Webb, to serve for a term of three years and until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013;

•	an advisory vote to approve named executive officer compensation;

•	a stockholder proposal entitled “Proposal to Repeal Classified Board,” if properly presented at the Annual Meeting; and

•	any such other business as may properly come before the Annual Meeting or at any and all adjournments, continuations or postponements thereof.

An agenda and rules of procedure will be distributed at the Annual Meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of Craig Ramsey, Sanford Robertson and Maynard Webb;

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013;

•	“FOR” the proposal regarding an advisory vote to approve named executive officer compensation; and

•	“AGAINST” the stockholder proposal entitled “Proposal to Repeal Classified Board,” if properly presented at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of salesforce.com common stock you owned as of April 17, 2012, our record date.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting.

To vote by proxy, you must either:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-prepaid envelope;

•	vote by telephone (instructions are on the proxy card); or

•	vote over the Internet (instructions are on the proxy card).

If you want to vote in person at the Annual Meeting, and you hold your salesforce.com stock through a brokerage firm, bank, broker-dealer, trust or other similar organization (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the Annual Meeting.

Do I need a ticket to attend the Annual Meeting?

Yes, a stockholder planning to attend the Annual Meeting must bring the enclosed Admission Ticket and proof of identity for entrance to the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license or passport.

salesforce.com, inc.

The Landmark @ One Market

Suite 300

San Francisco, California 94105

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

The Board of Directors of salesforce.com, inc., a Delaware corporation (“salesforce.com,” the “Company,” “we,” “us,” or “our”), is soliciting this Proxy Statement and the enclosed proxy card for use at our 2012 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, June 7, 2012 at 2:00 p.m., local time, and for any adjournment or postponement of the Annual Meeting. Our Annual Meeting will be held at the St. Regis Hotel, 125 3rd Street, San Francisco, California 94103. You will need to bring the enclosed Admission Ticket or proof of ownership of salesforce.com stock as of the record date to enter the Annual Meeting. Our Annual Report for the fiscal year ended January 31, 2012, or “fiscal 2012,” including our financial statements for fiscal 2012, is also enclosed. These proxy materials are first being mailed to stockholders on or about May 8, 2012.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 17, 2012, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 138,721,510 shares of common stock of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder. No shares of preferred stock of the Company were outstanding as of April 17, 2012.

All valid proxies received before the Annual Meeting will be voted according to the instructions thereon. Stockholders entitled to vote at the Annual Meeting may vote by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-prepaid envelope, or vote by telephone or over the Internet by following the instructions on the enclosed proxy card.

Quorum; Abstentions; Broker Non-Votes

The Company’s Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

In the election of directors, any vote you make that is a “withheld” or “abstain” for any nominee will not impact the election of that nominee. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted.

For the other proposals, a “withheld” or “abstain” vote is the same as voting against the proposal.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a “broker non-vote”) unless you have given the broker voting instructions. Thus, if you hold your common stock through a broker, it is critical that you cast your vote if you want it to count. If you hold your common stock through a broker and you do not instruct your broker how to vote on Proposals 1, 3 and 4 of this Proxy Statement, it will be considered a broker non-vote and no votes will be cast on your behalf with respect to such Proposal(s).

Your broker will continue to have discretion to vote any uninstructed shares on Proposal 2 of this Proxy Statement, the ratification of the appointment of the Company’s independent registered public accounting firm.

Voting; Revocability of Proxies

Voting by attending the meeting.    Stockholders whose shares are registered in their own names may vote their shares in person at the Annual Meeting. Stockholders whose shares are held beneficially through a brokerage firm, bank, broker-dealer, trust or other similar organization (that is, in street name) may be voted in person at the Annual Meeting only if such stockholders obtain a legal proxy from the broker, bank, trustee or nominee that holds their shares giving the stockholders the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. A stockholder planning to attend the Annual Meeting must bring the enclosed Admission Ticket and proof of identity for entrance to the Annual Meeting. If a stockholder attends the Annual Meeting and validly submits his or her vote in person, any previous votes that were submitted by the stockholder will be superseded by the vote that such stockholder validly casts at the Annual Meeting. Your attendance at the Annual Meeting in and of itself will not revoke any prior votes you may have cast. For directions to attend the Annual Meeting, please contact Investor Relations by telephone at (415) 536-6250.

Voting of proxies; Discretionary Voting.    Stockholders may vote (1) by returning a proxy card, (2) by telephone or (3) over the Internet. If you wish to vote by mail, please complete, sign and return the proxy card in the self-addressed, postage-prepaid envelope provided. All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If you wish to vote by telephone or over the Internet, please follow the specific instructions set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card. If you do not provide specific voting instructions on a properly executed proxy card or over the phone or Internet, your shares will be voted as recommended by the Board of Directors.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Effect of not casting your vote.    If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors, the advisory vote to approve named executive officer compensation and the stockholder proposal (Proposals 1, 3 and 4 of this Proxy Statement). Your bank or broker will have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2 of this Proxy Statement).

If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Revocability of proxy.    You may revoke your proxy by (1) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or (3) entering a new vote by telephone or over the Internet. Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent to the Company’s principal executive offices, salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Corporate Secretary.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to stockholders. In addition, the Company may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their reasonable, out-of-pocket expenses. The Company may use the services of the Company’s directors, officers and others to solicit proxies, personally or by telephone, without additional compensation. The Company has retained Alliance Advisors, a proxy solicitation firm, for assistance in connection with the Annual Meeting at a cost of approximately $8,000, plus reasonable out-of-pocket expenses.

Procedure for Submitting Stockholder Proposals

All proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company, regardless of whether such proposals are intended to be included in the Company’s proxy statement for the next annual meeting of the stockholders of the Company, must satisfy the requirements set forth in the advance notice of stockholder business provision under the Company’s Bylaws. As summarized below, such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company at salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Corporate Secretary.

To be timely, a stockholder proposal must be received at the Company’s principal executive offices not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made. Stockholder proposals to be presented at the next annual meeting of stockholders must be received by the Secretary of the Company at the Company’s principal executive offices not earlier than February 22, 2013 nor later than March 25, 2013.

To be in proper written form, a stockholder’s notice to the Secretary of the Company shall set forth as to each matter of business the stockholder intends to bring before the annual meeting (i) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder(s) proposing such business, (iii) the class and number of shares of the Company which are held of record or are beneficially owned by the stockholder(s), (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder(s) with respect to any securities or the Company, and a description of any other similar agreement, arrangement or understanding, (v) any material interest of the stockholder(s) in such business and (vi) a statement whether such stockholder(s) will deliver a proxy statement and form of proxy to the Company’s stockholders. In addition, to be in proper written form, a stockholder’s notice to the Secretary of the Company must be supplemented not later than ten days following the record date to disclose the information contained in clauses (iii) and (iv) in this paragraph as of the record date.

In addition, any stockholder proposal intended to be included in the Company’s proxy statement for the next annual meeting of stockholders of the Company must also satisfy Securities and Exchange Commission, or SEC, regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and be received not later than January 8, 2013. In the event the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before the Company begins to print and send its proxy materials. Upon such an occurrence, the Company will publicly announce the deadline for submitting a proposal by means of disclosure in a press release or in a document filed with the SEC.

The requirements for providing advance notice of stockholder business as summarized above are qualified in their entirety by our Bylaws, which we recommend that you to read in order to comply with the requirements for bringing a proposal. You may contact the Company’s Secretary at our principal executive offices for a copy of our current Bylaws, including the relevant provisions regarding the requirements for making stockholder proposals and nominating director candidates, or you may refer to the copy of our Bylaws filed with the SEC on January 14, 2011 as Exhibit 3.1 to a Current Report on Form 8-K, available at http://www.sec.gov.

Delivery of Proxy Materials

To receive current and future proxy materials, such as annual reports, proxy statements and proxy cards, in either paper or electronic form, please contact Investor Relations at (415) 536-6250, investor@salesforce.com, or www.salesforce.com/investor.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders, unless the Company has received contrary instructions from one or more of the stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy. If your proxy statement is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact Investor Relations at (415) 536-6250, investor@salesforce.com, www.salesforce.com/investor or write to salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Investor Relations.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2012

The Notice and Proxy Statement and Annual Report are available at www.edocumentview.com/CRM.

DIRECTORS AND CORPORATE GOVERNANCE

The Company’s Board of Directors currently consists of nine directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to earlier resignation or removal. Please see Proposal 1 below for more information about the election of our Class II directors.

The names and certain information about members of our Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Positions and Offices Held with the Company	Director Since	Class and Year in Which Term Will Expire	Age
Marc Benioff	Chairman of the Board and Chief Executive Officer	1999	Class I, 2014	47
Craig Conway	Director	2005	Class I, 2014	57
Alan Hassenfeld	Director	2003	Class I, 2014	63
Craig Ramsey	Director	2003	Class II, 2012	65
Sanford R. Robertson	Director	2003	Class II, 2012	80
Stratton Sclavos	Director	2000	Class III, 2013	50
Lawrence Tomlinson	Director	2003	Class III, 2013	71
Maynard Webb	Director	2006	Class II, 2012	56
Shirley Young	Director	2005	Class III, 2013	76

Marc Benioff co-founded salesforce.com in February 1999 and has served as Chairman of the Board of Directors since inception. He has served as Chief Executive Officer since November 2001. From 1986 to 1999, Mr. Benioff was employed at Oracle Corporation, where he held a number of positions in sales, marketing and product development, lastly as a Senior Vice President. Mr. Benioff also serves as Chairman of the Board of Directors of the salesforce.com/foundation. Mr. Benioff received a Bachelor of Science in Business Administration (B.S.B.A.) from the University of Southern California, where he is also on the Board of Trustees.

Mr. Benioff’s status as one of our founders, as well as his tenure as our Chief Executive Officer and Chairman of the Board of Directors, brings unique and invaluable experience to the Board of Directors. Further, his experience in sales, marketing and product development at other technology companies supports our conclusion that Mr. Benioff has the necessary and desired skills, experience and perspective to serve on our Board of Directors.

Craig Conway has served as a Director since October 2005. From April 1999 to October 2004, Mr. Conway served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems from November 1996 to February 1999 and TGV Software from September 1993 to March 1996. Prior to that, Mr. Conway held executive management positions at a variety of leading technology companies including Executive Vice President at Oracle Corporation. Mr. Conway currently serves as a director and executive chairman of Guidewire Software, Inc. and a director of Advanced Micro Devices, Inc., both publicly-traded companies. During the past five years, Mr. Conway also served as a director of eMeter Corporation, Pegasystems Inc., Unisys Corporation and Kazeon Systems. Mr. Conway received a B.S. from the State University of New York at Brockport.

Mr. Conway’s extensive and broad background in business management, including his experience as president and chief executive officer of three technology companies, as well as his service on the boards of other publicly-held companies, supports our conclusion that Mr. Conway has the necessary and desired skills, experience and perspective to serve on our Board of Directors.

Alan Hassenfeld has served as a Director since December 2003. Mr. Hassenfeld has been a Director of Hasbro, Inc., a provider of children’s and family entertainment products, since 1989. He served as its Chairman from 1989 to February 2008, and also served as its Chairman and Chief Executive Officer from 1989 to May 2003. Mr. Hassenfeld is a trustee of the Hasbro Charitable Trust and Hasbro Children’s Foundation. Mr. Hassenfeld also serves as a director of Global Cornerstone Holdings Limited, a publicly-traded company. He also serves as a director of the salesforce.com/foundation and other not-for-profit organizations. Mr. Hassenfeld received a B.A. from the University of Pennsylvania.

Mr. Hassenfeld has an extensive and broad background in business management, including his experience as a chief executive officer. This deep business knowledge, combined with the leadership roles he plays within many philanthropic organizations, supports our conclusion that Mr. Hassenfeld has the necessary and desired skills, experience and perspective to serve on our Board of Directors.

Craig Ramsey has served as a Director since April 2003. From July 2003 to September 2004, Mr. Ramsey served as CEO of Solidus Networks, Inc., a biometrics payments company. From March 1996 to April 2000, Mr. Ramsey served as Senior Vice President, Worldwide Sales, of Siebel Systems, Inc., a provider of eBusiness applications. From March 1994 to March 1996, Mr. Ramsey served as Senior Vice President, Worldwide Sales, Marketing and Support for nCube, a maker of massively parallel computers. From 1968 to 1994, Mr. Ramsey held various positions with Oracle Corporation, Amdahl and IBM. Mr. Ramsey currently serves as a member of the Board of Directors of Guidewire Software, Inc., a publicly-traded company. He also serves as a director of Fan Appz, a privately-held company. In addition, he also serves as a board member of the Glide Memorial Foundation. During the past five years, Mr. Ramsey has also served as a director of Solidus Networks Inc., M-Factor, Inc. and Verticals onDemand. Mr. Ramsey received a B.A. in Economics from Denison University.

Mr. Ramsey’s tenure at various technology companies has provided him with a meaningful background in management, including experience as a chief executive officer, and leadership experience in sales and marketing. This critical experience, along with his service on the boards of other publicly held companies, supports our conclusion that Mr. Ramsey has the necessary and desired skills, experience and perspective to serve on our Board of Directors.

Sanford R. Robertson has served as a Director since October 2003. He is a principal of Francisco Partners, a technology buyout fund. Prior to founding Francisco Partners in January 2000, Mr. Robertson was the founder and chairman of Robertson, Stephens & Company, a technology investment bank. Mr. Robertson has been an active technology investor and advisor to several technology companies. Mr. Robertson was also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities, another prominent technology investment bank. Mr. Robertson currently serves as a director of three publicly-traded companies, Dolby Laboratories, Inc., Pain Therapeutics, Inc. and RPX Corporation. He also serves as a director of the Schwab Charitable Fund. Mr. Robertson received a B.B.A. and M.B.A. from the University of Michigan.

Mr. Robertson brings valuable financial expertise to our Board of Directors. His extensive experience in investment banking, private equity and capital markets transactions, as well as his service on the boards of other publicly-held companies, supports our conclusion that Mr. Robertson has the necessary and desired skills, experience and perspective to serve on our Board of Directors.

Stratton Sclavos has served as a Director since February 2000. Since November 2007, Mr. Sclavos has served as Partner at Radar Partners, an investment firm. From July 1995 to May 2007, Mr. Sclavos served as President and Chief Executive Officer of VeriSign, Inc., a provider of infrastructure services to websites, enterprises, electronic service providers and individuals. Mr. Sclavos also served as Chairman of the Board of Directors of VeriSign, Inc. from December 2001 to May 2007. Prior to that time, he served in various sales and marketing capacities for Taligent, Inc., Go, Inc., MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos currently serves as a director of Sencha, Inc., a privately-held company. During the past five years, Mr. Sclavos has also served as a director of Juniper Networks, Inc., VeriSign, Inc., Intuit, Inc. and Dasient, Inc. Mr. Sclavos received a B.S. from the University of California at Davis.

Mr. Sclavos’s tenure at various technology companies has provided him with extensive experience in management, including experience as a chief executive officer, and in sales and marketing. This experience, along with his service on the boards of other publicly-held companies, supports our conclusion that Mr. Sclavos has the necessary and desired skills, experience and perspective to serve on our Board of Directors.

Lawrence Tomlinson has served as a Director since May 2003. Mr. Tomlinson retired from Hewlett-Packard Co. in June 2003. Prior to retiring from Hewlett-Packard, from 1993 to June 2003 Mr. Tomlinson served as its Treasurer, from 1996 to 2002 he was also a Vice President and from 2002 to June 2003 he was also a Senior Vice President. Mr. Tomlinson currently serves as a director of Coherent, Inc., a publicly-held company. During the past five years, Mr. Tomlinson has also served as a director of Therma-Wave, Inc. Mr. Tomlinson received a B.S. from Rutgers University and an M.B.A. from Santa Clara University.

Mr. Tomlinson is an experienced financial leader with the skills necessary to serve as a director and to lead our Audit Committee. He has a deep understanding of accounting principles and financial reporting rules and regulations, including how internal controls are effectively managed within organizations. Additionally, our Board of Directors’ determination that Mr. Tomlinson is the Audit Committee’s “financial expert,” as well as Mr. Tomlinson’s service on the boards and audit committees of other public companies, supports our conclusion that Mr. Tomlinson has the necessary and desired skills, experience and perspective to serve on our Board of Directors.

Maynard Webb has served as a Director since September 2006. From December 2006 to July 2011, Mr. Webb served as Chief Executive Officer of LiveOps, Inc., a provider of on-demand call center solutions. From June 2002 to August 2006, Mr. Webb served as Chief Operating Officer of eBay Inc., an online global marketplace. From August 1999 to June 2002, Mr. Webb served as President of eBay Technologies. Prior to that Mr. Webb served as Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer, and Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. Mr. Webb currently serves as a director of Yahoo! Inc., a publicly-held company. Mr. Webb also currently serves as Chairman of the Board of Directors of LiveOps, Inc., a privately-held company. During the past five years, Mr. Webb has also served as a director of Gartner, Inc., Hyperion Solutions Corporation, AdMob, Inc. and Baynote, Inc. Mr. Webb received a B.A.A. from Florida Atlantic University.

Mr. Webb brings extensive experience in management, engineering and technical operations to our Board of Directors. Additionally, his tenure in management positions at various technology companies, along with his service on the boards of other companies, supports our conclusion that Mr. Webb has the necessary and desired skills, experience and perspective to serve on our Board of Directors.

Shirley Young has served as a Director since October 2005. Since 2000, Ms. Young has served as President of Shirley Young Associates, LLC, a business advisory company. She also serves as a senior advisor to General Motors-Asia Pacific. Previously, Ms. Young served as corporate Vice President of General Motors responsible for China Strategic Development and as Executive Vice President of Grey Advertising and President of Grey Strategic Marketing. Ms. Young currently serves as a director of Teletech, Inc., a publicly-traded company. She also served on the Board of Directors of Verizon, Bank of America, Bombay Company, Harrah’s and Dayton Hudson-Target. She is a member of the Worldwide Board of Directors of The Nature Conservancy and current governor and former chairman of the Committee of 100, a national Chinese-American leadership organization and current Chair of its cultural associate, US-China Cultural Institute. Ms. Young received a B.A. from Wellesley College.

Ms. Young brings diverse international business experience to our Board of Directors. Her tenure at various companies with global brands has provided her with extensive executive and advertising expertise. This in-depth experience, together with her leadership roles on philanthropic organizations and her service on the boards of other publicly-held companies, supports our conclusion that Ms. Young has the necessary and desired skills, experience and perspective to serve on our Board of Directors.

Board Independence

The Board of Directors has determined that, except for Mr. Benioff as Chief Executive Officer, each of the directors of the Company has no material relationship with the Company and is independent within the meaning of the standards established by the New York Stock Exchange, or NYSE, as currently in effect. In making that determination, the Board of Directors considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board of Directors also adopted and applied the following standards, which provide that a director will not be considered independent if he or she:

•	is currently an employee of the Company or has an immediate family member who is an executive officer of the Company;

•	has been an employee of the Company within the past three years or has an immediate family member who has been an executive officer of the Company within the past three years;

•

has, or has an immediate family member who has, received within the past three years more than $120,000 during any twelve month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

is a current partner or employee of a firm that is the Company’s internal or external auditor; has an immediate family member who is a current partner of such a firm; has an immediate family member who is a current employee of such firm and personally works on the Company’s audit, or; was, or has an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

has, or has an immediate family member who has, been employed as an executive officer of another company where any of the Company’s present executives serve on the other company’s compensation committee during the past three years; or

•

is employed as an executive officer or employee, or has an immediate family member who is currently employed as an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues.

Board Leadership Structure

Currently, the Company’s Chief Executive Officer, Marc Benioff, also serves as Chairman of the Board. The Board of Directors believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing both the Board and management to benefit from Mr. Benioff’s crucial leadership and years of experience in the Company’s business. Serving as both Chairman of the Board and Chief Executive Officer since 2001, Mr. Benioff has been the director most capable of effectively identifying strategic priorities, leading critical discussion and executing the Company’s strategy and business plans. Mr. Benioff possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company. Independent directors and management sometimes have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings company-specific experience and expertise. The Board of Directors believes that Mr. Benioff’s combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees and customers.

In June 2007, the Board of Directors approved the creation of the position of Lead Independent Director. Sanford R. Robertson has served as the Lead Independent Director since June 2007, and his current two-year term will expire in June 2013. The Lead Independent Director presides over the meetings of the independent directors, serves as a liaison between the independent directors and the Chairman of the Board of Directors and Chief Executive Officer, and has such other authority as generally held by a lead independent director and as the independent directors shall determine from time to time.

Board Meetings and Director Communications

During fiscal 2012, the Board of Directors held nine meetings. During fiscal 2012, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by any of the committees of the Board of Directors on which such director served. Directors are also expected to attend annual meetings of the stockholders of the Company absent an unavoidable and irreconcilable conflict. All but one of the directors attended the Company’s 2011 Annual Meeting of Stockholders.

The non-management members of the Board of Directors also meet in regularly scheduled executive sessions without management present. At these sessions, the Lead Independent Director acts as Presiding Director. In the absence of the Lead Independent Director at any such executive session, the chair of the Audit Committee will serve as Presiding Director.

Stockholders and other interested parties may communicate with the Lead Independent Director, or with any and all other members of the Board of Directors, by mail to the Company’s principal executive offices addressed to the intended recipient and care of our Corporate Secretary or by email to CorporateSecretary@salesforce.com. The Corporate Secretary will maintain a log of such communications and transmit them promptly to the identified recipient, unless there are safety or security concerns that mitigate against further transmission. The intended recipient shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Corporate Governance and Board Committees

Salesforce.com and its Board of Directors regularly review and evaluate the Company’s corporate governance practices. The Board of Directors has adopted corporate governance principles that address the composition of and policies applicable to the Board of Directors as well as a Corporate Code of Conduct applicable to all directors, officers and employees of the Company, including our Chief Executive Officer and Chief Financial Officer. The Company’s corporate governance principles, set forth as Corporate Governance Guidelines, and its Corporate Code of Conduct are available in the Corporate Governance section of the Company’s website at http://www.salesforce.com/company/investor/governance/, or in print by contacting Investor Relations at our principal executive offices. Any substantive amendments to or waivers of the Corporate Code of Conduct relating to the executive officers or directors of the Company will be disclosed promptly on our website.

The Board of Directors has also adopted a written charter for each of the three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee charter is available in the Corporate Governance section of the Company’s website at http://www.salesforce.com/company/investor/governance/, or in print by contacting Investor Relations at our principal executive offices.

Audit Committee.    The Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee: evaluates the independent registered public accountants’ qualifications, independence and performance; determines the engagement of the independent accountants; approves the retention of the independent accountants to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent accountants on the salesforce.com engagement team as required by law; reviews our consolidated financial statements; reviews our critical accounting policies and estimates; oversees our internal audit function; reviews with management and the Company’s independent auditors and internal auditors the adequacy of internal financial controls; annually reviews the audit committee charter and the committee’s performance; reviews and approves the scope of the annual audit and the audit fee; discusses guidelines and policies to govern the process by which risk assessment and management is undertaken and handled; and discusses with management and the independent accountants the results of the annual audit and the review of our quarterly financial statements. The Audit Committee held eight meetings in fiscal 2012. The report of the Audit Committee is included in this Proxy Statement.

The current members of the Audit Committee are Messrs. Tomlinson, who is the committee chair, Hassenfeld, Robertson and Webb. The Board of Directors has determined that all members of our Audit Committee meet the applicable tests for independence and the requirements for financial literacy under applicable rules and regulations of the NYSE and the SEC. The Board of Directors has further determined that Mr. Tomlinson is the Company’s audit committee financial expert as defined by the SEC.

Compensation Committee.    The Compensation Committee reviews and recommends policies relating to compensation and benefits of our executive officers, including: reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers; evaluating the performance of these officers in light of those goals and objectives; and setting compensation of these officers based on such evaluations. The Compensation Committee also oversees our equity and incentive-based plans and administers the issuance of stock options and other awards under these stock plans. Although the Compensation Committee does not at present do so, it may delegate its authority to members of management to determine awards under the Company’s incentive-based or equity-based compensation plans for non-executive officer employees of the Company. The Compensation Committee also reviews and evaluates the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter, and prepares any report required under SEC rules. The Compensation Committee held six meetings in fiscal 2012. The report of the Compensation Committee is included in this Proxy Statement.

The Compensation Committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee at present engages an outside consultant on a regular basis to advise the Compensation Committee on the Company’s compensation practices.

The current members of the Compensation Committee are Mr. Ramsey, who is the committee chair, Mr. Conway and Ms. Young. The Board of Directors has determined that all members of the Compensation Committee meet the applicable tests for independence under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Service.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for: identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors director nominees for each election of directors; developing and recommending to the Board of Directors criteria for selecting qualified director candidates; considering committee member qualifications, appointment and removal; recommending corporate governance principles applicable to the Company; and providing oversight in the evaluation of the Board of Directors and each committee. The Nominating and Corporate Governance Committee held five meetings in fiscal 2012.

The current members of the Nominating and Corporate Governance Committee are Messrs. Robertson, who is the committee chair, Hassenfeld and Tomlinson. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee meet the applicable tests for independence under the applicable rules and regulations of the NYSE.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The Nominating and Corporate Governance Committee regularly assesses the appropriate size, composition and needs of the Board of Directors and its respective committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through directors or management. If the Nominating and Corporate Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Corporate Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The evaluation of these candidates may be based solely upon information provided to the Nominating and Corporate Governance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Nominating and Corporate Governance Committee deems appropriate, including the use of third parties to review candidates.

The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by the committee. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective perspective and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board of Directors and committee responsibilities. Members of the Board of Directors are expected to prepare for, attend, and participate in all Board of Directors and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee will also seek appropriate input from the Chief Executive Officer from time to time in assessing the needs of the Board of Directors for relevant background, experience, diversity and skills of its members.

Stockholders may propose director candidates for general consideration by the Nominating and Corporate Governance Committee by submitting in proper written form the individual’s name, qualifications, and the other information set forth below in “Procedure for Nominating Directors for Election at an Annual Meeting or a Special Meeting” to the Secretary of the Company. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Other Committees.    Pursuant to the Company’s Bylaws, the Board of Directors may designate other standing or ad hoc committees to serve at the pleasure of the Board of Directors from time to time.

Board’s Role in Risk Oversight.    The Board of Directors as a whole has responsibility for risk oversight. This oversight is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions. The Audit Committee oversees risks associated with our financial statements, financial reporting and accounting policies. Further, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and employee compensation generally. The Board Committees receive regular reports directly from officers responsible for oversight of particular risks within the Company.

Procedure for Nominating Directors for Election at an Annual Meeting or a Special Meeting.    Stockholders may nominate directors for election at an annual meeting or at a special meeting at which directors are to be elected, provided that the advance notice requirements for director nominations set forth in the Company’s Bylaws have been met. As summarized below, this advance notice provision requires a stockholder to give timely notice of a director nomination in proper written form to the Secretary of the Company at salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105, Attention: Corporate Secretary.

In order for a stockholder to give timely notice of a director nomination for an annual meeting, the notice must be received by the Secretary at the Company’s principal executive offices not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. However, if no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the tenth day following the day on which public announcement of the date of such annual meeting is first made. Director nominations to be made at the next annual meeting of stockholders must be received by the Secretary of the Company at the Company’s principal executive offices not earlier than February 22, 2013 nor later than March 25, 2013.

In order for a stockholder to give timely notice of a director nomination for a special meeting at which directors are to be elected, the notice must be received by the Secretary at the Company’s principal executive offices not later than the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

To be in proper written form, a stockholder’s notice to the Secretary of the Company shall set forth:

•

as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company, and a description of any other similar agreement, arrangement or understanding, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nominations are to be made by the stockholder, (vi) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, and (vii) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

•

as to such stockholder(s) giving notice of the director nomination, (i) the name and address of the stockholder(s) proposing the director nomination, (ii) the class and number of shares of the Company which are held of record or are beneficially owned by the stockholder(s), (iii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder(s) with respect to any securities or the Company, and a description of any other similar agreement, arrangement or understanding, (iv) any material interest of the stockholder(s) in such director nomination, and (v) a statement whether such stockholder(s) will deliver a proxy statement and form of proxy to the Company’s stockholders. In addition, to be in proper written form, a stockholder’s notice to the Secretary must be supplemented not later than ten days following the record date to disclose the information contained in clauses (ii) and (iii) of this paragraph as of the record date.

At the request of the Board of Directors, any person nominated by a stockholder for election as a director must furnish to the Secretary of the Company (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to these requirements.

The requirements for providing advance notice of a director nomination as summarized above are qualified in their entirety by our Bylaws, which we recommend that you to read in order to comply with the requirements for making a director nomination.

Compensation of Directors

Under our compensation arrangement for non-employee directors, each non-employee director receives a fee of $12,500 per fiscal quarter. In addition, the chair of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee each receive an additional $5,000 per quarter, and the chair of the Audit Committee receives an additional $10,000 per quarter. Each non-employee director also receives $1,250 for attendance at each special Board of Directors meeting and each regular or special committee meeting. During fiscal 2012, the Lead Independent Director received a fee of $15,000 per year. In December 2011, the Nominating and Corporate Governance Committee recommended and the Board of Directors approved an increase of annual compensation of the Lead Independent Director to $30,000, effective fiscal 2013.

During each of the first and second quarters of fiscal 2012, each non-employee director received a grant of 1,500 fully-vested shares of Common Stock for service during the respective preceding quarters. In March 2011, the Nominating and Corporate Governance Committee recommended and the Board of Directors approved a reduction of the quarterly equity award amount to 800 fully-vested shares of Common Stock, effective the second quarter of fiscal 2012. Accordingly, during each of the third and fourth quarters of fiscal 2012, each non-employee director received a grant of 800 fully-vested shares of Common Stock for service during the respective preceding quarter. All equity awards were made pursuant to our 2004 Outside Directors Stock Plan.

We reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with attending Board of Directors and committee meetings.

The Board of Directors has approved a stock ownership policy for our non-employee directors. Each non-employee director is required to attain, by the later of March 16, 2015 or the fifth anniversary of such director’s initial election to the Board, a minimum share ownership position of the lesser of (i) 5,000 shares of Common Stock or (ii) such number of shares of Common Stock having an aggregate value of $200,000.

The following table sets forth information concerning the compensation earned during fiscal 2012 by our Board of Directors:

DIRECTOR COMPENSATION FOR FISCAL 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marc Benioff (2)	—	—		—		—	—	—	—
Craig Conway	63,750	612,553	(3)	—	(4)	—	—	—	676,303
Alan Hassenfeld	72,500	612,553	(3)	—	(5)	—	—	—	685,053
Craig Ramsey	83,750	612,553	(3)	—	(4)	—	—	—	696,303
Sanford Robertson	106,250	612,553	(3)	—	(6)	—	—	—	718,803
Stratton Sclavos	53,750	612,553	(3)	—	(4)	—	—	—	666,303
Lawrence Tomlinson	111,250	612,553	(3)	—	(4)	—	—	—	723,803
Maynard Webb	65,000	612,553	(3)	—	(4)	—	—	—	677,553
Shirley Young	63,750	612,553	(3)	—	(4)	—	—	—	676,303

(1)	Stock awards consist solely of stock grants of fully-vested shares of Common Stock. The amounts reported are the aggregate grant date fair value, which is calculated by multiplying the number of shares subject to the stock grant by the closing price of one share of Common Stock on the date of grant.
(2)	Mr. Benioff’s compensation as our Chief Executive Officer is reflected under “Executive Compensation and Other Matters—Summary Compensation Table” elsewhere in this Proxy Statement, and he receives no separate compensation as a director. At the end of fiscal 2012, Mr. Benioff held outstanding stock options to purchase 1,600,000 shares of Common Stock and did not hold any outstanding stock awards.
(3)	During fiscal 2012, each director (except Mr. Benioff) received a stock award of 1,500 fully-vested shares of Common Stock on February 22, 2011 and May 24, 2011, with grant fair values of $205,125 and $225,900, respectively, and 800 fully-vested shares of Common Stock on August 23, 2011 and November 22, 2011, with grant date fair values of $94,928 and $86,600, respectively. At the end of fiscal 2012, no director held any outstanding stock awards.
(4)	At the end of fiscal 2012, this director held no outstanding stock options.
(5)	At the end of fiscal 2012, Mr. Hassenfeld held outstanding stock options to purchase 37,500 shares of Common Stock.
(6)	At the end of fiscal 2012, Mr. Robertson held outstanding stock options to purchase 80,000 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 23, 2012 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all current directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Except as set forth below, the address of each stockholder listed in the following table is salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105. Applicable percentage ownership in the following table is based on 138,456,311 shares of common stock outstanding as of March 23, 2012:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Five Percent Stockholders
FMR LLC (1)	20,200,367	14.6%
82 Devonshire Street, Boston, Massachusetts 02109
Prudential Financial, Inc. (2)	8,455,101	6.1%
751 Bond Street, Newark, New Jersey 07102
Jennison Associates LLC (3)	8,274,379	6.0%
466 Lexington Avenue, New York, New York 10017
BlackRock, Inc. (4)	7,833,750	5.7%
40 East 52nd Street, New York, New York 10022

Directors and Named Executive Officers
Marc Benioff (5)	10,817,708	7.8%
Craig Conway	14,064	*
Parker Harris (6)	696,953	*
Alan Hassenfeld (7)	60,900	*
George Hu (8)	64,210	*
Burke Norton	—	*
Craig Ramsey (9)	802,377	*
Sanford R. Robertson (10)	88,400	*
Stratton Sclavos	3,900	*
Graham Smith (11)	90,758	*
Larry Tomlinson	4,900	*
Frank van Veenendaal (12)	226,641	*
Maynard Webb (13)	36,900	*
Shirley Young	30,900	*
All current directors and executive officers as a group (16 persons) (14)	13,029,189	9.4%

*	Less than 1%.
(1)

Based solely upon a Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC, on behalf of itself, Fidelity Management & Research Company (a wholly-owned subsidiary of FMR LLC), Fidelity Growth Company Fund (one of the investment companies to which Fidelity Management & Research Company acts as investment advisor), and Pyramis Global Advisors Trust Company (an indirect wholly-owned subsidiary of FMR LLC). According to the Schedule 13G/A, of 20,200,367 shares, as of December 31, 2011, 20,129,822 shares were held by Fidelity Management & Research Company (of which,

9,785,594 shares were held by Fidelity Growth Company Fund), 43,763 shares were held by Fidelity Management Trust Company, 453 shares were held by Strategic Advisers, Inc., 9,929 shares were held by Pyramis Global Advisors Trust Company, and 16,400 shares were held by FIL Limited. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, Pyramis Global Advisors Trust Company, each has sole power to dispose of the 20,129,822 shares owned by Fidelity Management & Research Company and the 9,929 shares owned by Pyramis Global Advisors Trust Company, respectively.

(2)	Based solely upon a Schedule 13G/A filed with the SEC on February 14, 2012 by Prudential Financial, Inc., reporting beneficial ownership as of December 31, 2011.
(3)	Based solely upon a Schedule 13G filed with the SEC on February 14, 2012 by Jennison Associates LLC, reporting beneficial ownership as of December 31, 2011.
(4)	Based solely upon a Schedule 13G/A filed with the SEC on February 8, 2012 by BlackRock Inc., reporting beneficial ownership as of December 31, 2011.
(5)	Includes 817,708 shares issuable upon the exercise of options that are vested and exercisable within 60 days of March 23, 2012. All other shares are held in the Marc R. Benioff Revocable Trust.
(6)	Includes 210,666 shares issuable upon the exercise of options that are vested and exercisable within 60 days of March 23, 2012. Also includes 449,755 shares held in trusts.
(7)	Includes 37,500 shares issuable upon the exercise of options that are vested and exercisable within 60 days of March 23, 2012.
(8)	Includes 61,251 shares issuable upon the exercise of options that are vested and exercisable within 60 days of March 23, 2012.
(9)	Includes 77,622 shares held by a family member.
(10)	Includes 80,000 shares issuable upon the exercise of options that are vested and exercisable within 60 days of March 23, 2012.
(11)	Includes 73,666 shares issuable upon the exercise of options that are vested and exercisable within 60 days of March 23, 2012.
(12)	Includes 217,750 shares issuable upon the exercise of options that are vested and exercisable within 60 days of March 23, 2012. Also includes 3,000 shares held in trusts.
(13)	All shares held in a trust.
(14)	Includes 1,564,536 issuable upon the exercise of options that are vested and exercisable within 60 days of March 23, 2012.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain four equity compensation plans that provide for the issuance of shares of Common Stock to our officers and other employees, directors and consultants. These are the 2004 Equity Incentive Plan, as amended (the “2004 Equity Plan”), the 2004 Outside Directors Stock Plan, as amended (the “2004 Outside Directors Stock Plan”) and the 2004 Employee Stock Purchase Plan (the “ESPP”), which have been approved by stockholders. We previously maintained the 1999 Stock Option Plan, as amended (the “1999 Stock Option Plan”), which expired by its terms in April 2009. The expiration of the 1999 Stock Option Plan did not affect awards outstanding under the plan, which continue to be governed by the terms and conditions of the 1999 Stock Option Plan. We also maintain the 2006 Inducement Equity Incentive Plan, which has not been approved by stockholders. We have also assumed certain plans in connection with acquisitions, which plans have not been approved by stockholders. The following table sets forth information regarding outstanding stock options and shares reserved for future issuance under the foregoing plans as of January 31, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	15,122,007	(2)	$55.97	4,117,516	(3)
Equity compensation plans not approved by security holders	1,025,163	(4)	$44.76	323,477	(5)

Total	16,147,170		$53.77	4,440,993

(1)	The weighted average exercise price of outstanding options, warrants and rights includes the purchase price of $0.001 per restricted stock unit.
(2)	Consists of option grants granted under the 1999 Stock Option Plan as well as option grants and restricted stock units granted under the 2004 Equity Plan.
(3)	Consists of the 2004 Equity Plan, the 2004 Outside Directors Stock Plan and the ESPP. In September 2011, the Board of Directors authorized the commencement of offerings under the ESPP. Under the ESPP, the shares that are reserved for issuance are subject to automatic increase on February 1 in each year through 2013 by the lesser of 1% of our then outstanding shares of common stock or 1,000,000 shares. The Board of Directors may elect to reduce, but not increase without also obtaining stockholder approval, the number of additional shares authorized in any year under the ESPP. On February 1, 2012, the number of additional shares reserved for issuance under this automatic increase feature of the ESPP was 1,000,000. Under the 2004 Equity Plan, the shares that are reserved for issuance are subject to automatic increase on February 1 in each year from 2009 through 2013 by the lesser of 3.5% of our then outstanding shares of common stock or 3,500,000 shares. The Board of Directors may elect to reduce, but not increase without also obtaining stockholder approval, the number of additional shares authorized in any year under the 2004 Equity Plan. On February 1, 2012, the number of additional shares reserved for issuance under this automatic increase feature of the 2004 Equity Plan was 3,500,000.
(4)	Consists of the 2006 Inducement Equity Incentive Plan and the following plans which have been assumed by us in connection with certain of our acquisition transactions solely with respect to outstanding securities at the time of the acquisition: the Radian6 Technologies Inc. Third Amended and Restated Stock Option Plan assumed by us with our acquisition of Radian6 Technologies, Inc. in May 2011; the Assistly, Inc. 2009 Stock Plan assumed by us with our acquisition of Assistly, Inc. in September 2011; and the Model Metrics, Inc. 2008 Stock Plan assumed by us with our acquisition of Model Metrics, Inc. in December 2011.
(5)	Consists of the 2006 Inducement Equity Incentive Plan. The material features of this plan are described below.

Material Features of the 2006 Inducement Equity Incentive Plan

In April 2006, the Board of Directors approved the 2006 Inducement Equity Incentive Plan (the “Inducement Plan”) and has granted awards under the Inducement Plan in accordance with New York Stock Exchange Rule 303A.08. A total of 400,000 shares of Common Stock were reserved solely for the granting of inducement stock options, restricted stock, restricted stock units and other awards. In each of March 2009 and January 2011, the Board of Directors approved an increase of 300,000 shares of Common Stock to the Inducement Plan. In September 2011, the Board of Directors approved an increase of 400,000 shares of Common Stock to the Inducement Plan. The Inducement Plan provides for the granting of stock options with exercise prices equal to the fair market value of our Common Stock on the date of grant. Options granted under the Inducement Plan generally have a five-year term and vest over four years, with 25% of the total shares granted vesting on the first anniversary of the date of grant and the balance vesting in equal monthly installments over the remaining 36 months, subject to continued service with us. Restricted stock unit awards granted under the Inducement Plan generally vest over four years, with 25% of the units vesting on the first anniversary of the date of grant and the balance vesting in equal quarterly installments over the remaining 36 months, subject to continued service with us. The Company has also granted restricted stock awards under the Inducement Plan. As of January 31, 2012, 323,477 shares of Common Stock remained available for issuance under the Inducement Plan.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the fiscal 2012 compensation program for our principal executive officer, our principal financial officer, and the four executive officers (other than our principal executive officer and principal financial officer) who were our next most highly-compensated executive officers as of the end of fiscal 2012. These individuals were:

•	Marc Benioff, our Chairman of the Board of Directors and Chief Executive Officer (our “CEO”);

•	Graham Smith, our Executive Vice President and Chief Financial Officer (our “CFO”);

•	Parker Harris, our Executive Vice President, Technology;

•	George Hu, our Chief Operating Officer;

•	Burke Norton, our Executive Vice President and Chief Legal Officer; and

•	Frank van Veenendaal, our Vice Chairman.

These executives were our named executive officers (the “Named Executive Officers”) for fiscal 2012. In this Compensation Discussion and Analysis, saleforce.com, inc. is referred to as “our,” “us,” “we,” or “the Company.”

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2012. It also provides an overview of our executive compensation philosophy, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of the Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executives, including the Named Executive Officers, in fiscal 2012, and discusses the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Fiscal 2012 Financial Highlights

We are a leading provider of enterprise cloud computing applications. We provide a comprehensive collaboration and customer relationship management service to businesses of all sizes and industries worldwide, and we provide a technology platform for customers and developers to build and run business applications.

Although the volatility in the global economic environment over the past few fiscal years has presented several challenges for the Company, in fiscal 2012, we achieved several significant financial results:

•	Generated record full fiscal year revenues of approximately $2.27 billion, an increase of 37% on a year-over-year basis;

•	Generated cash from operations of approximately $592 million, a 29% increase on a year-over-year basis; and

•	Completed fiscal 2012 with a deferred revenue balance of approximately $1.38 billion, an increase of 48% on a year-over-year basis.

Consequently, we continue to believe that we are well-positioned to execute on our long-term strategic objectives over the next several years.

Fiscal 2012 Executive Compensation Actions

As reflected in our compensation philosophy, we set the compensation of our executives, including the Named Executive Officers, based on their ability to achieve annual operational results that further our long-term business objectives and to create sustainable long-term stockholder value in a cost-effective manner. Accordingly, our fiscal 2012 compensation actions and decisions were based on our executives’ accomplishments in these dual areas.

For fiscal 2012, the Compensation Committee took the following actions with respect to the compensation of our executives, including the Named Executive Officers:

•	increased base salaries by between 4.2% and 19.0% of their fiscal 2011 levels;

•	awarded actual annual cash bonus payments at 102% of each executive’s target bonus opportunity pursuant to the Company’s bonus plan; and

•	approved equity awards at levels that the Compensation Committee believes met competitive market concerns, satisfied our retention objectives and rewarded individual performance during fiscal 2012.

The Compensation Committee determined that the fiscal 2012 annual cash bonuses for the Named Executive Officers should be paid at 102% of each executive’s target bonus opportunity in recognition of our strong revenue performance and success in securing non-contingent contracts that are expected to generate significant future revenues. In making these determinations, the Compensation Committee noted that the Named Executive Officers’ efforts had enabled us to drive the Company’s financial performance during a challenging economic period while, at the same time, positioning the Company for sustained growth in the future. In addition, the Compensation Committee determined that each Named Executive Officer had met or exceeded his individual performance objectives and was a significant contributor to our overall financial performance for the year.

In setting the amount of the fiscal 2012 equity awards, the Compensation Committee determined that the awards for the Named Executive Officers should be sufficient to maintain market competitiveness with the executives in comparable positions at the companies in our peer group. In making these awards, the Compensation Committee also took into consideration the fact that, consistent with our compensation philosophy, equity awards increased the Named Executive Officers’ stake in the Company, thereby reinforcing their incentive to manage our business as owners and subjecting a significant portion of their total compensation to fluctuations in the market price of our Common Stock.

Fiscal 2012 Corporate Governance Highlights

We endeavor to maintain good governance standards in our executive compensation policies and practices. The following policies and practices were in effect during fiscal 2012:

•

The Compensation Committee is comprised solely of independent directors who have established effective means for communicating with stockholders regarding their executive compensation ideas and concerns.

•	The Compensation Committee’s compensation consultant, Compensia, Inc., is retained directly by the Compensation Committee and performs no other consulting or other services for us.

•

The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•

Our compensation philosophy and related governance features are complemented by several specific elements that are designed to align our executive compensation with long-term stockholder interests, including:

•

We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executives, including the Named Executive Officers.

•

We do not provide perquisites or other personal benefits to our executives, including the Named Executive Officers, except, in the case of our CEO, security services beginning in fiscal 2012. Our executives participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried U.S. employees.

Impact of Fiscal 2011 Stockholder Advisory Vote on Executive Compensation

In June 2011, we conducted a non-binding advisory vote on the compensation of the Named Executive Officers, commonly referred to as a “say on pay” vote, at our 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”). Our stockholders approved the compensation of the Named Executive Officers, with approximately 83% of stockholder votes cast in favor of our executive compensation program.

As the Compensation Committee evaluated our executive compensation policies and practices throughout fiscal 2012, it was mindful of the strong support our stockholders expressed for our compensation philosophy and objectives. As a result, the Compensation Committee decided to retain our general approach to executive compensation, with an emphasis on incentive compensation that rewards our most senior executives when they deliver value for our stockholders, and made no significant changes to our executive compensation program.

Consistent with the recommendation of the Board of Directors and the preference of our stockholders as reflected in the advisory vote on the frequency of future say on pay votes conducted at our 2011 Annual Meeting, the Board of Directors has adopted a policy providing for annual advisory votes on the compensation of the Named Executive Officers. Accordingly, the next advisory vote on the compensation of the Named Executive Officers will take place at the Annual Meeting to which this Proxy Statement relates, with the next say-on-pay vote after that to take place in 2013.

Compensation Objectives and Challenges

Our overall compensation objective is to compensate our executives and other employees in a manner that attracts and retains the caliber of individuals needed to manage and staff a high-growth business operation in an innovative and competitive industry. For our executives, including the Named Executive Officers, we align our executive compensation program with the interests of our stockholders by tying a significant portion of their compensation to the performance of our Common Stock.

We face challenges in hiring and retaining executives due to a number of factors that contribute to a relatively small pool of available executive talent. These challenges are similar to those faced by many high-growth companies. In our opinion, this makes recruiting and retaining key executives difficult, and our executive compensation program takes into account and seeks to address this difficulty. The challenges that we face include the following:

•

High Growth—We are a high-growth company that continues to experience rapid changes to our technology, personnel and business tactics. Our revenues have also grown rapidly, as has the geographic and technical scope of our operations. Not all executives desire or are suited to manage in a high-growth environment, making the services of our current executives more valuable and recruiting new executives more difficult.

•

Highly Competitive Cloud Computing Industry—The market for “cloud computing” enterprise business applications and development platforms is highly competitive, rapidly evolving, and fragmented, and is subject to changing technology, shifting customer needs and frequent introduction of new products and services. Our position as a pioneer in an innovative and highly-competitive area of business makes us a more attractive employer to some executives but a less attractive employer to others. In addition, our success has made our employees and executives more attractive as candidates for employment with other companies. We believe that our executives frequently are offered employment opportunities with other companies in the technology industry, creating additional challenges for us to retain them.

•

Executive Background—Typically, we hire deeply-experienced managers with specific skills in key functional areas who have worked in a high-growth environment similar to the one in which we operate. Given our rapid growth rate, the number of executives with the most desirable experience is relatively low and these executives are more difficult to find. We have expanded our recruiting efforts both geographically and into other industries and sectors, which leads to increased complexity in recruiting efforts and has required us to be more flexible with our executive compensation packages.

•

Corporate Environment—We are a demanding employer and our fast-moving, challenging culture is not always suited to the executives who comprise the talent pool from which we recruit. Like many high-growth companies in very dynamic markets, we place extraordinary demands on executive time and attention, and this has resulted in both voluntary and involuntary executive departures. Further, we believe that we face the perception on the part of prospective executives that there is less opportunity to realize significant appreciation through equity compensation than there may be by joining a privately-held company. This perception means that often prospective executives are more focused on cash compensation, and the Compensation Committee has adjusted our compensation practices accordingly.

•

Replacement Cost—When determining the compensation for a current executive who has been with us for a substantial period of time, the Compensation Committee takes into consideration what it may cost to hire that executive’s replacement. The Compensation Committee believes that replacement cost is highly relevant to an executive’s compensation because it is what we would have to pay if the executive left given the factors described above, and it likely approximates the executive’s own perceived value in the competitive environment for executive talent.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee oversees and administers our executive compensation program in accordance with its Charter, which can be viewed at http://www.salesforce.com/company/investor/governance/. In addition to its responsibilities currently set forth under its Charter, the Compensation Committee also oversees and administers the Company’s equity-based and incentive-based plans. Typically, the Compensation Committee meets near the beginning of each fiscal year to review the executive compensation program and establish Company-wide performance measures related to cash bonus opportunities for the commencing fiscal year. In setting target bonus opportunities, the Compensation Committee reviews the total compensation for our executives to ensure consistency with our compensation philosophy and considers developments in compensation practices outside of the Company.

In conjunction with this executive compensation review, the Compensation Committee is provided with specific analytic information, such as the competitive positioning data described below, to use in setting each individual compensation element and to make decisions on total executive compensation levels. During fiscal 2012, the Compensation Committee received a comprehensive competitive positioning analysis, as further described below. This analysis was prepared in connection with the annual compensation review, and consisted of current and historical pay data, including base salary and bonus payout history, equity holdings, current and future vested and unvested equity holdings and realized gains for each of our executives, including the Named Executive Officers.

Although the Compensation Committee typically receives and reviews competitive positioning data in the course of its annual compensation review, this data provides only a reference point for the Compensation Committee. Ultimately, the Compensation Committee applies its own business judgment and experience to determine the compensation elements and amounts for our executives, including the Named Executive Officers. Further, while the Compensation Committee may use this data to assess the competitiveness and appropriateness of our executive compensation program within our industry sector and the broader business community, it is not the Compensation Committee’s sole reference point and is not used to set or target the compensation of our executives at specific levels or within specified percentile ranges. Depending upon Company and individual performance, the total compensation of our executives, including the Named Executive Officers, as well as individual compensation elements, may be within, below, or above the market range for their positions.

Role of Committee Advisors

The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. Since March 2005, the Compensation Committee has engaged the services of Compensia, Inc., a national compensation consulting firm (“Compensia”). Compensia provides the Compensation Committee and the Board of Directors with guidance regarding the amount and types of compensation that we provide to our executives, how these compare to other compensation practices and advice regarding other compensation-related matters. Compensia also provides the Board of Directors with data regarding the compensation of our directors.

Representatives of Compensia attend meetings of the Compensation Committee as requested and also communicate with the Compensation Committee outside of meetings. Compensia reports to the Compensation Committee rather than to management, although Compensia may meet with members of management, including our CEO and executives in our Employee Success department, for purposes of gathering information on proposals that management may make to the Compensation Committee. During fiscal 2012, Compensia met with various executives to collect data and obtain management’s perspective on the compensation for our executives, but did not meet or discuss compensation matters with our CEO.

The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described above.

Competitive Positioning

To assess the competitiveness of our executive compensation, obtain a general understanding of executive compensation practices in the marketplace and as a resource to use in its deliberations, the Compensation Committee is provided with information analyzing the compensation of our executives compared to the compensation of executives holding comparable positions at companies in our industry sector and with whom we may compete for executive talent in the broader market. The Compensation Committee does not use this information, however, with the goal of setting specific target compensation levels based upon the percentiles derived from such other companies.

Executive Compensation Review

In prior fiscal years, the Compensation Committee reviewed compensation data for two distinct peer groups of companies, one of which was comprised of companies chosen on the basis of their similarity to the Company based on various financial metrics, and the other which was comprised of technology companies chosen on the basis of their similarity to the Company based on their growth history and potential, and market leadership positions. However, the Compensation Committee determined that, based on our continued growth and projected business objectives, it was appropriate to use just a single group of peer companies for analytical purposes beginning with fiscal 2012 compensation decisions.

Accordingly, in connection with its executive compensation review for fiscal 2012 (which took place during October and November 2010), Compensia provided the Compensation Committee with a comparative analysis of the Company’s executive compensation program based on compensation information drawn from the pay practices of a single selected group of peer companies. This peer group was adopted by the Compensation Committee and consisted of the following software and services companies which were selected on the basis of their similarity to us as of the end of fiscal 2011 based on various financial metrics, including revenue, number of employees and market capitalization and growth history and potential (the “2012 Peer Group”):

Adobe Systems, Inc.	First Solar, Inc.
Akami Technologies, Inc.	Intuit, Inc.
Altera Corporation	Jupiter Networks, Inc.
Autodesk, Inc.	NetApp, Inc.
BMC Software, Inc.	Netflix, Inc.
Citrix Systems, Inc.	Priceline.com, Inc.
Cree, Inc.	Red Hat, Inc.
Dolby Laboratories, Inc.	VeriSign, Inc.
Electronic Arts, Inc.	VMware, Inc.
F5 Networks, Inc.

In addition, in order to further deepen its understanding of current executive compensation practices in the marketplace, the Compensation Committee decided to supplement the compensation information data drawn from the 2012 Peer Group with aggregated survey data from other technology companies with similar revenue characteristics (that is, a blend of companies with revenues of $500 million to $3 billion and over $3 billion). This data was drawn from the Radford 2010 Executive Compensation Survey.

In connection with its executive compensation review for fiscal 2013 (which took place during August and September 2011), Compensia provided the Compensation Committee with a comparative analysis of the Company’s executive compensation program based on compensation information drawn from the pay practices of an updated group of peer companies. This updated peer group was determined in the same manner as the peer group for fiscal 2012, that is, on the basis of their similarity to us as of the end of fiscal 2012 based on various financial metrics, including revenue, number of employees and market capitalization and growth history and potential. This peer group was adopted by the Compensation Committee and consisted of the following software and services companies (the “2013 Peer Group”):

Adobe Systems, Inc.	F5 Networks, Inc.
Akami Technologies, Inc.	First Solar, Inc.
Altera Corporation	Intuit, Inc.
Autodesk, Inc.	Jupiter Networks, Inc.
BMC Software, Inc.	NetApp, Inc.
CA Inc.	Netflix, Inc.
Citrix Systems, Inc.	Priceline.com, Inc.
Electronic Arts, Inc.	Red Hat, Inc.
Expedia Inc.	VMware, Inc.

In addition, the Compensation Committee supplemented the compensation information data drawn from the 2013 Peer Group with aggregated survey data from other technology companies with similar revenue and market capitalization characteristics. This data was drawn from the Radford 2011 Executive Compensation Survey.

The Compensation Committee reviews the compensation peer group and other compensation data annually to ensure that it continues to be appropriate to use for comparative purposes.

Role of Executive Officers

Our CEO provides general guidance to the Compensation Committee with respect to the compensation for the executives who report directly to him, including the other Named Executive Officers, and reviews their performance annually or more often. Our CEO considers all relevant factors in his review, including each Named Executive Officer’s performance and accomplishments during the year, areas of strength and areas for development. Historically, our CEO has generally advocated minimal compensation differentiation among the executives who report to him to foster a spirit of teamwork and cooperation that he believes is a critical component of our success. The Compensation Committee has taken his general guidance into consideration when approving executive compensation. Our CEO may meet with the Compensation Committee or its compensation consultant if he chooses to do so. He did not choose to do so during fiscal 2012.

Our Executive Vice President and Chief Legal Officer and our Senior Vice President of Employee Success provide general administrative support to the Compensation Committee throughout the year, including providing legal advice and overseeing the documentation of equity plans and awards as approved by the Compensation Committee, and attending Compensation Committee meetings, as requested.

Compensation for New Executive Officer

Mr. Norton joined the Company in October 2011 as our Executive Vice President and Chief Legal Officer, with responsibility for overseeing the Company’s legal, internal audit, compliance, and government affairs teams. At that time, the Compensation Committee:

•	set his annual base salary at $450,000;

•	set a target annual bonus opportunity of 75% of base salary, which, for purposes of fiscal 2012, was pro-rated for his actual base salary earnings during the year;

•

awarded him a sign-on bonus of $200,000, a pro-rata portion of which is repayable should he voluntarily terminate his employment or the Company terminate his employment for cause prior to the one-year anniversary of his start date; and

•	awarded him a six-month anniversary bonus of $200,000, all of which became payable upon his remaining an employee of the Company through the six-month anniversary of his start date.

In addition, in November 2011, the Compensation Committee approved a stock option award to purchase 45,000 shares of our Common Stock and a restricted stock unit award covering 45,000 shares of our Common Stock for Mr. Norton. Both equity awards are subject to the Company’s standard time-based vesting provisions. These awards are described in more detail in the Summary Compensation Table and Grants of Plan-Based Awards Table below. In addition, as described below, Mr. Norton’s offer letter provides that if his employment with the Company is terminated without cause within a specified timeframe, he will be entitled to certain acceleration of vesting of these equity awards and certain other severance benefits, subject to his execution of a release of claims in favor of the Company. Please see “Executive Officer Offer Letters and Agreements” below for additional details regarding these severance payments and benefits.

These cash and equity award amounts and benefits were determined as part of the arm’s-length negotiation of the terms of Mr. Norton’s employment, which were conducted on our behalf by our CEO and subsequently approved by the Compensation Committee. In approving Mr. Norton’s compensation package, the Compensation Committee considered his compensation arrangements with his then-current employer, as well as the compensation levels of our other executive officers and market data.

Compensation Elements

We use cash compensation in the form of base salaries and annual bonuses and equity compensation in the form of stock options and restricted stock unit (“RSU”) awards to compensate our executives, including the Named Executive Officers. We believe that each of these compensation elements is necessary to attract and retain individuals in a competitive market for executive talent. Like our other employees, our executives, including the Named Executive Officers, participate in our employee benefit and welfare plans, including medical and dental care plans and a Section 401(k) plan. We do not provide our executives, including the Named

Executive Officers, with any additional retirement benefits, nor with any nonqualified deferred compensation plan, nor any perquisites or other personal benefits, except, in the case of our CEO, security services beginning in fiscal 2012 as described below.

CEO Security Program

In March 2011, the Compensation Committee established a security program for our CEO, to begin in fiscal 2012. This decision was based on a security analysis considered by the Compensation Committee in response to bona fide business-related security concerns for our CEO. As our founder who has led the Company for more than 13 years, our CEO has overall responsibility for our business strategy, operations, and corporate vision. The Compensation Committee not only believes that ensuring his personal safety is vital to our success as an organization going forward, but that establishing such a program would be a prudent action in light of its overall risk management responsibilities.

The Company’s CEO security program provides comprehensive physical and personal security services, including on-site residential security for our CEO. The program has been established with the assistance of an independent security consulting firm, and deemed necessary and appropriate for the protection of our CEO given the history of direct security threats against the senior executives of major U.S. corporations and the likelihood of additional threats against these individuals in the future.

The Compensation Committee believes that our CEO security program is in the best interests of the Company and our stockholders because the personal safety and security of our CEO are of paramount importance to the Company, and further believes that the costs and expenses associated with the program are appropriate and necessary business expenses. Nonetheless, because the security services provided to our CEO may be viewed as conveying a personal benefit to him, we have reported certain incremental costs to the Company of the program as “All Other Compensation” in the Summary Compensation Table which accompanies this Compensation Discussion and Analysis. The Compensation Committee intends to review and approve the budget of the CEO security program each year.

Base Salaries

We believe we must offer competitive base salaries to attract, motivate and retain all employees, including our executives. The Compensation Committee has generally set the base salaries for our executives, including the Named Executive Officers (other than our CEO), based on three factors:

•	a comparison to the base salaries paid by the companies in the peer group;

•	the overall compensation that each executive may potentially receive during his or her employment with us; and

•	the base salaries of other executives who are peers in reporting structure and level of responsibility.

Typically, the Compensation Committee sets the base salaries of our executives after consideration of the market for the executive talent for which we compete based on the competitive positioning information described above. However, because the Company continues to grow rapidly, the market in which we compete for executive talent, as well as the compensation levels for executives, are constantly changing.

During fiscal 2012, the base salaries of the Named Executive Officers were as follows:

Named Executive Officer	Fiscal 2012 Base Salary
Mr. Benioff	$1,000,000
Mr. Smith	$480,000
Mr. Harris	$450,000
Mr. Hu	$450,000
Mr. Norton	$450,000	(1)
Mr. van Veenendaal	$420,000

(1)	Represents Mr. Norton’s annualized fiscal 2012 base salary.

In November 2011, the Compensation Committee conducted a review of our executive compensation program, in the same manner as for fiscal 2012, including using 2013 Peer Group data, for purposes of determining the base salaries of our executives for fiscal 2013. In conducting this review, the Compensation Committee also considered overall Company and individual performance and the roles and responsibilities of each of our executives. Based on that review, the Compensation Committee adjusted the base salaries of certain of the Named Executive Officers as follows, with such adjustments to be effective on February 1, 2012: Messrs. Smith, Harris, Hu, Norton and van Veenendaal will each receive a base salary of $500,000. The base salary of Mr. Benioff is unchanged from fiscal 2012.

In February 2012, in connection with Mr. van Veenendaal’s promotion to Vice Chairman and assumption of additional responsibilities at the Company, the Compensation Committee approved an additional increase to his base salary, effective February 1, 2012, which was the first day of fiscal 2013. His fiscal 2013 base salary is $600,000.

Cash Bonuses

During fiscal 2012, each of our executives, including the Named Executive Officers, was eligible to earn a cash bonus equal to a specified percentage of his base salary, as follows:

Named Executive Officer	Fiscal 2012 Target Cash Bonus Opportunity (as a Percentage of Base Salary)	Fiscal 2012 Target Cash Bonus Opportunity ($)
Mr. Benioff	150%	$1,500,000
Mr. Smith	75%	$360,000
Mr. Harris	75%	$337,500
Mr. Hu	75%	$337,500
Mr. Norton	75%	$337,500	(1)
Mr. van Veenendaal	100%	$420,000

(1)	Represents Mr. Norton’s annualized fiscal 2012 target cash bonus opportunity.

Typically, the Compensation Committee obtains input from Compensia and then establishes the target cash bonus opportunity for each executive near the beginning of each fiscal year. These target bonus opportunities are based upon the level and position of each executive, with consideration given to an executive’s business objectives, achievements and responsibilities. An executive’s actual cash bonus payment may be increased or decreased as compared to his target bonus opportunity in the discretion of our CEO (except with respect to his own bonus), based on his reasonable assessment of the executive’s performance, and subject to Compensation Committee approval. Our CEO’s actual bonus payment may be increased or decreased as compared to his target bonus opportunity in the discretion of the Compensation Committee, based on its reasonable assessment of our CEO’s performance.

The Compensation Committee also compares the size of each executive’s target bonus opportunity to the target bonus opportunities of our other executives, and also takes into account individual performance considerations. While cash bonuses allow us to incent certain behavior, the Compensation Committee considers this compensation element to be a less significant tool for incenting long-term company performance at the executive level. However, variable cash compensation does play an important role in improving or changing executive performance in the short-term and is a necessary component of cash compensation which helps attract, motivate and retain our executives.

Also near the beginning of each fiscal year, the Compensation Committee, in consultation with our CEO, establishes a target bonus pool that will be used to pay the bonuses of our executives, including the Named Executive Officers, and all other non-sales employees. In any given fiscal year, if the actual bonus pool exceeds or falls short of the target bonus pool, bonus amounts are increased or decreased accordingly, subject to a cap on the maximum amount that may be paid to an individual executive. The Compensation Committee also has the discretion to increase or decrease the bonus pool funding levels and/or the bonus amounts actually paid to individual executives, although the Compensation Committee did not choose to exercise this discretion for fiscal 2012.

For fiscal 2012, the amount of this bonus pool was based on the Company’s performance during the fiscal year compared to pre-established target levels for three equally-weighted measures: revenue, non-GAAP operating income and new business bookings. The Compensation Committee believes that basing the bonus pool on these measures aligns executive incentives with stockholder interests. In the case of the Revenue and Non-GAAP Operating Income measures, as defined below, the target levels for fiscal 2012 were as follows:

Performance Measure (1)	Target Performance Level (in millions)
Revenue	$2,175
Non-GAAP Operating Income	$300

(1)	For these purposes, “Revenue” is our GAAP revenues, as adjusted for certain acquisitions and “Non-GAAP Operating Income” is defined as our non-GAAP income from operations (revenues less cost of revenues and operating expenses, excluding the impact of stock-based compensation expense, amortization of acquisition related intangibles, and income tax effects of the excluded items), as adjusted for certain acquisitions.

The new business bookings performance measure tracks the annual contract value associated with new and incremental subscription and support business closed during the fiscal year (not including the professional services business). This is an internal measure that we use to monitor our business. We keep the target level for this measure confidential for operational and competitive reasons, but generally consider the bookings target to be challenging but achievable, and attained by the Company only with significant effort and skill. In determining the target levels, the Compensation Committee considers historical performance and growth rates as well as market conditions.

Typically, cash bonuses are paid twice each fiscal year to our executives, including the Named Executive Officers, and all other employees who are not part of our sales organization. After the first half of the fiscal year, we typically pay 25% of the full target bonus amount for which an executive is eligible. After the end of the fiscal year, we pay the remaining amount, which may be increased or decreased based on (i) the size of the actual bonus pool and (ii) our CEO’s assessment, or, with respect to our CEO, the Compensation Committee’s assessment, of the executive’s individual performance as described above.

For fiscal 2012, our performance against our Revenue performance measure (as defined above) was approximately $2,252 million and our performance against our Non-GAAP Operating Income performance measure (as defined above) was approximately $274 million. Based on its assessment of these combined results, as well as exceeding the new business bookings performance measure for fiscal 2012, the Compensation Committee determined that overall the Company exceeded the pre-established target levels, which funded the bonus pool at levels in excess of the target funding level established by the Compensation Committee earlier in the year and resulted in the Named Executive Officers receiving fiscal 2012 bonuses in excess of their target bonus opportunities.

Accordingly, the Compensation Committee funded the portion of the bonus pool for the Named Executive Officers at 102% of the target level. Our CEO did not recommend that the Compensation Committee approve any adjustments to each individual’s fiscal 2012 bonus payments and the Compensation Committee did not make any further adjustments to our CEO’s fiscal 2012 bonus payment. Accordingly, the cash bonuses paid to the Named Executive Officers for fiscal 2012 were as follows:

Named Executive Officer	Fiscal 2012 Bonus Payment
Mr. Benioff	$1,530,000
Mr. Smith	$367,200
Mr. Harris	$344,250
Mr. Hu	$344,250
Mr. Norton	$87,387	(1)
Mr. van Veenendaal	$428,400

(1)	Mr. Norton’s fiscal 2012 cash bonus was pro-rated based on his actual base salary earnings during the fiscal year.

In November 2011, based on its review of our executive compensation program as described above and the bonus target levels of companies in our 2013 Peer Group, the Compensation Committee approved increases to the target bonus opportunities of the Named Executive Officers for fiscal 2013 to be effective on February 1, 2012. These target bonus opportunities, which are established as a percentage of each Named Executive Officer’s base salary, are as follows:

Named Executive Officer	Fiscal 2013 Target Cash Bonus Opportunity (as a Percentage of Base Salary)	Fiscal 2013 Target Cash Bonus Opportunity ($)
Mr. Benioff	150%	$1,500,000
Mr. Smith	100%	$500,000
Mr. Harris	100%	$500,000
Mr. Hu	100%	$500,000
Mr. Norton	100%	$500,000
Mr. van Veenendaal	100%	$600,000

Equity Compensation

The Compensation Committee periodically reviews our equity compensation program from a market perspective as well as in the context of our overall compensation philosophy. The Compensation Committee also considers the advantages and disadvantages of various equity vehicles, such as stock options and RSU awards, as well as overall program costs (which include both stockholder dilution and compensation expense), when making equity award decisions. Further, in making equity awards to our executives, including the Named Executive Officers, the Compensation Committee considers the competitive positioning reports described above, as well as each executive’s individual performance, as described below.

Stock Options

We grant stock options to our executives when they join us, and periodically thereafter, to align their interests with those of our stockholders and as an incentive to remain with the Company. The Compensation Committee believes that options to purchase shares of our Common Stock, with an exercise price equal to the market price of the Common Stock on the date of grant, are the best tool to motivate executives to build stockholder value. Because these options are not transferable, they have no value unless the market price of our Common Stock increases during the period that the option is outstanding. Further, because these options typically vest over a four-year period, they incent our executives to build value that can be sustained over time.

Restricted Stock Units

We grant RSU awards to our executives and other employees to help manage the dilutive effect of our equity compensation program. Because RSU awards have value to the recipient even in the absence of stock price appreciation, we are able to retain and incent employees while granting fewer shares of our Common Stock. To date, all RSU awards granted have been subject to a time-based vesting requirement. While our stock option plan permits us to grant performance-based RSU awards or other full-value awards, the Compensation Committee did not do so in fiscal 2012.

Fiscal 2012 and 2013 Awards

In November 2011, in connection with the hiring of Mr. Norton, the Compensation Committee granted Mr. Norton a stock option award to purchase 45,000 shares of our Common Stock and a RSU award for 45,000 shares of our Common Stock. The stock option to purchase shares of our Common Stock was granted with an exercise price of $108.25 per share, and all equity awards were subject to our standard four-year time-based vesting schedule. Mr. Norton’s offer letter also provides that if he is terminated without cause prior to November 22, 2012, the one-year anniversary of the awards’ grant date, he will receive full vesting acceleration of the unvested portion of these stock option and restricted stock unit grants that would have vested had he remained an employee of the Company through November 22, 2012, subject to his execution of a release of claims in favor of the Company.

Also in November 2011, based on the review described above, the Compensation Committee granted the following follow-on equity awards to the Named Executive Officers:

Named Executive Officer	Shares of our Common Stock subject to Stock Options (1)	Shares of our Common Stock subject to Restricted Stock Unit Awards (1)
Mr. Benioff	350,000	—
Mr. Smith	52,000	4,300
Mr. Harris	52,000	4,300
Mr. Hu	52,000	4,300
Mr. van Veenendaal	52,000	4,300

(1)	Each of the stock options to purchase shares of our Common Stock was granted with an exercise price of $108.25 per share, and all equity awards were subject to our standard four-year time-based vesting schedule.

In February 2012, in connection with Mr. Van Veenendaal’s promotion to Vice Chairman and assumption of additional responsibilities at the Company, the Compensation Committee approved additional equity awards be granted to Mr. van Veenendaal. He received a stock option award to purchase 28,842 shares of our Common Stock and a RSU award for 2,740 shares of our Common Stock. The stock options were granted with an exercise price of $143.46 per share, and all equity awards were subject to our standard four-year time-based vesting schedule.

The Compensation Committee determined to grant these follow-on equity awards to the Named Executive Officers after considering the recommendations of our CEO (except with respect to his own equity award), its assessment of the performance and expected future contributions of each executive and its assessment of the competitive market. After determining which Named Executive Officers would receive equity awards, the Compensation Committee determined the size of each executive’s equity award by applying a ratio of stock options to RSU awards that it believed was appropriate for our executives. The more senior the executive, the larger the stock option award he was granted and the smaller the size of his RSU award. Generally, RSU awards comprised approximately 20% of a Named Executive Officer’s annual equity award (except in the case of our CEO, who received no RSU award). This weighting reflected the greater impact that the Compensation Committee believes our senior executives should have on the Company and the creation of long-term stockholder value. As noted above, stock options do not have value unless the market price of our Common Stock increases during the period that the options are outstanding and the options vest over four years. Accordingly, the Compensation Committee believes that our executives have a greater incentive to increase the value of our Common Stock if their equity compensation awards are weighted more heavily towards option awards than RSU awards.

Equity Award Grant Policies

Generally, the Compensation Committee grants stock options on the fourth Tuesday of each month and RSU awards on the fourth Tuesday of the first month of each fiscal quarter. Stock option awards for new employees (including new executives) are granted on the fourth Tuesday of the month following their hire date and RSU awards are granted on the fourth Tuesday of the first month of each fiscal quarter following an employee’s hire date, provided that the employee joins us by the deadline for soliciting approval from the Compensation Committee. If a new employee joins us after the deadline for soliciting the approval of the Compensation Committee, his or her awards are made in the following month or fiscal quarter, as applicable. Follow-on awards to our existing executives and other employees are made in accordance with these policies.

The majority of such follow-on awards are made in November, with a smaller number occurring throughout the fiscal year, depending upon our internal performance review cycle, individual performance, and other circumstances.

Other Compensation Policies

Stock Ownership Guidelines

The Company has a stock ownership policy for its non-employee directors, as described earlier in “Directors and Corporate Governance—Compensation of Directors.” At this time, our Compensation Committee has not adopted stock ownership guidelines with respect to the Named Executive Officers, although it may consider doing so in the future.

At this time, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Our Compensation Committee intends to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, if the Company is required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and CFO may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

Hedging Transactions

Our insider trading policy prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our Common Stock.

Post-Employment Compensation

We recognize that it is possible that we may be involved in a transaction involving a change of control of the Company, and that this possibility could result in the departure or distraction of our executives to the detriment of our business. The Compensation Committee and the Board of Directors believe that the prospect of such a change of control transaction would likely result in our executives facing uncertainties about their future employment and distractions from how the potential transaction might personally affect them.

To allow our executives to focus solely on making decisions that are in the best interests of our stockholders in the event of a possible, threatened, or pending change of control transaction, and to encourage them to remain with us despite the possibility that the change of control might affect them adversely, we have entered into Change of Control and Retention Agreements with each of our executives, including each of the Named Executive Officers, that provide them with certain payments and benefits in the event of the termination of their employment within the three-month period prior to, or the 18 month period following, a change of control of the Company. The Compensation Committee and the Board of Directors believe that these agreements serve as an important retention tool to ensure that personal uncertainties do not dilute our executives’ complete focus on building stockholder value.

These agreements provide each of the Named Executive Officers (other than, as described below, our CEO) with a lump-sum payment equal to 150% of his annual base salary and target cash bonus, Company-paid premiums for health care (medical, dental and vision) continuation coverage for a period of up to 18 months following termination of employment, and the full and immediate vesting of all outstanding and unvested equity awards.

The Change of Control and Retention Agreement with our CEO provides him with a lump-sum payment equal to 200% of his annual base salary and target cash bonus, Company-paid premiums for health care (medical, dental and vision) continuation coverage for a period of up to 24 months following termination of employment, and the full and immediate vesting of all outstanding and unvested equity awards.

In establishing the terms and conditions of these agreements, the Compensation Committee and the independent members of the Board of Directors considered competitive market data and governance “best practices” guidelines as provided by Compensia. These bodies also determined that full and immediate vesting of all outstanding and unvested equity awards was appropriate because, depending on the structure of a change of control transaction, continuing such awards may hinder a potentially beneficial transaction and that it may not be possible to replace such awards with comparable awards of the acquiring company’s stock.

The Compensation Committee and the independent members of the Board of Directors also evaluated the cost to us of these arrangements and the potential payout levels to each affected executive under various scenarios. In approving these agreements, they determined that their cost to us and our stockholders was reasonable and not excessive, given the benefit conferred to us. The Compensation Committee and the Board of Directors believes that these agreements will help to maintain the continued focus and dedication of our executives to their assigned duties without the distraction that could result from the possibility of a change of control of the Company.

For a summary of the material terms and conditions of these agreements, see “Employment Contracts and Certain Transactions—Change of Control,” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three next most highly-compensated executive officers (other than its chief financial officer) of a public company. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.

Compensation income realized upon the exercise of stock options granted under our stock option plans generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied. Compensation income realized upon the vesting of time-based RSU awards and bonuses paid to our executives will not be deductible to the extent that they and the executive’s other compensation for the taxable year totals in excess of $1 million.

The Compensation Committee monitors the application of Section 162(m) and the associated Treasury regulations on an ongoing basis and the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to make efforts to qualify our executive compensation for deductibility under applicable tax laws to the extent practicable.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers, directors who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 during fiscal 2012 and we have not agreed and are not otherwise obligated to provide any executive with such a “gross-up” or other reimbursement.

Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an executive officer, director, or service provider receives “deferred compensation” that does not satisfy the restrictive conditions of the provision. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to certain equity awards and severance arrangements. To assist our employees in avoiding additional taxes under Section 409A, we have structured our equity awards in a manner intended to comply with the applicable Section 409A conditions. In addition, the Change of Control and Retention Agreements that we have entered into with the Named Executive Officers have been drafted or modified in a manner intended to comply with Section 409A.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) in connection with the financial reporting of our stock options and other stock-based awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock option grants using a variety of assumptions, as well as the grant date “fair value” of their other stock-based awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executives may never realize any value from their options. ASC Topic 718 also requires companies to recognize the compensation cost of their stock option grants and other stock-based awards in their income statements over the period that an executive is required to render service in exchange for the option or other award. When determining the types and amounts of equity compensation granted to the Named Executive Officers, the Compensation Committee considers the advantages and disadvantages of various equity vehicles, such as stock options and RSU awards. As part of this consideration, the Compensation Committee takes into account the overall program costs, which includes the associated compensation expense for financial reporting purposes.

Compensation Risk Assessment

As part of its review of the compensation to be paid to our executives, as well as the compensation programs generally available to the Company’s employees, the Compensation Committee considers any potential risks arising from our compensation programs and the management of these risks, in light of the Company’s overall business, strategy and objectives.

As is the case with our employees generally, our Named Executive Officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonus amounts are tied to overall corporate and individual performance, and the bonus pool is based on the Company’s performance during the fiscal year compared to pre-established target levels for three equally-weighted measures: revenue, non-GAAP operating income and new business bookings. These three financial metrics counterbalance each other, decreasing the likelihood that our Named Executive Officers will pursue any one metric to the detriment of overall financial performance. Combined, these measures limit the ability of an executive to be rewarded for taking excessive risk on behalf of the Company by, for example, seeking revenue enhancing opportunities at the expenses of profitability. A significant portion of compensation provided to our Named Executive Officers is in the form of long-term equity awards that help further align their interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and because the awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

Also, the Company has implemented effective controls such as the Code of Conduct and quarterly sub-certification process for all of its employees, including its executives, in order to mitigate the risk of any unethical behavior.

Summary Compensation Table

The following table sets forth the compensation earned during fiscal 2012, fiscal 2011 and fiscal 2010 for services rendered in all capacities by our chief executive officer and chief financial officer as of the end of fiscal 2012, and the four other most highly compensated executive officers as of the end of fiscal 2012. We refer to these executive officers as the Named Executive Officers. Like our other employees, the Named Executive Officers participate in our employee benefit and welfare plans, including medical and dental care plans and a Section 401(k) plan. We do not provide our executives, including the Named Executive Officers, with any additional retirement benefits, nor with any nonqualified deferred compensation plan, nor any perquisites or other personal benefits, except, in the case of our CEO, security services beginning in fiscal 2012 as described below.

SUMMARY COMPENSATION TABLE FOR FISCAL 2012

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compens- ation ($)	Change in Pension Value and Nonqualified Deferred Compens- ation Earnings ($)	All Other Compens- ation ($)		Total ($)
Marc Benioff Chief Executive Officer and Chairman of the Board	2012	1,000,000		—		—	14,535,850	1,530,000	—	648,456	(3)	17,714,306
	2011	900,000		—		—	19,015,290	900,000	—	—		20,815,290
	2010	750,000		—		—	7,752,420	600,000	—	—		9,102,420

Graham Smith Executive Vice President and Chief Financial Officer	2012	480,000		—		465,475	2,159,612	367,200	—	—		3,472,287
	2011	480,000		—		712,500	3,259,764	360,000	—	—		4,812,264
	2010	420,000		—		370,848	1,757,215	252,000	—	—		2,800,063

Parker Harris Executive Vice President, Technology	2012	450,000		—		465,475	2,159,612	344,250	—	—		3,419,337
	2011	450,000		—		712,500	3,259,764	337,500	—	—		4,759,764
	2010	420,000		—		370,848	1,757,215	252,000	—	—		2,800,063

George Hu Chief Operating Officer	2012	450,000		—		465,475	2,159,612	344,250	—	—		3,419,337
	2011	450,000		—		712,500	3,259,764	337,500	—	—		4,759,764
	2010	420,000		—		327,200	1,550,484	252,000	—	—		2,549,684

Burke Norton Executive Vice President and Chief Legal Officer	2012	114,230	(4)	200,000	(5)	4,871,250	1,868,895	87,387	—	—		7,141,762

Frank van Veenendaal Vice Chairman	2012	420,000		—		465,475	2,159,612	428,400	—	—		3,473,487
	2011	394,000		—		712,500	3,259,764	394,000	—	—		4,760,264
	2010	367,500		—		327,200	1,550,484	294,000	—	—		2,539,184

(1)	Stock awards consist solely of restricted stock unit awards. Amounts reported do not reflect compensation actually received by the Named Executive Officer. The amounts reported are the aggregate grant date fair value, which is calculated by multiplying the number of shares subject to the stock grant by the closing price of one share of Common Stock on the date of grant.
(2)	Option awards consist solely of stock option awards. Amounts reported do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reported are the grant date fair value in the period presented as determined pursuant to FASB ASC Topic 718, excluding estimated forfeitures. The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in the Company’s annual report on Form 10-K for fiscal 2012 filed with the SEC on March 9, 2012.
(3)	This amount represents Mr. Benioff’s personal and residential security-related costs and expenses, as approved by the Compensation Committee in March 2011. As further described in “Compensation Discussion and Analysis—Compensation Elements—CEO Security Program,” the personal safety and security of our CEO are of paramount importance to the Company. Although we view the security services provided to our CEO as a necessary and appropriate business expense, because they may be viewed as conveying a personal benefit to him, we have reported certain incremental costs to the Company of the program as “All Other Compensation” in the table.
(4)	Mr. Norton’s fiscal 2012 base salary reported in the table represents his actual base salary earnings during the fiscal year. His annualized base salary for fiscal 2012 was $450,000.
(5)	This amount represents Mr. Norton’s sign-on bonus, a portion of which is repayable should he terminate his employment prior to the one-year anniversary of his start date.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to all plan-based awards granted to the Named Executive Officers during fiscal 2012.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($) (1)		Maximum ($) (1)		Threshold ($)	Target ($)	Maximum ($)
Marc Benioff	N/A	—	1,500,000		3,000,000		—	—	—	—	—	—	—
	11/22/2011	—	—		—		—	—	—	—	350,000	108.25	14,535,850

Graham Smith	N/A	—	360,000		720,000		—	—	—	—	—	—	—
	11/22/2011	—	—		—		—	—	—	—	52,000	108.25	2,159,612
	11/22/2011	—	—		—		—	—	—	4,300	—	—	465,475

Parker Harris	N/A	—	337,500		675,000		—	—	—	—	—	—	—
	11/22/2011	—	—		—		—	—	—	—	52,000	108.25	2,159,612
	11/22/2011	—	—		—		—	—	—	4,300	—	—	465,475

George Hu	N/A	—	337,500		675,000		—	—	—	—	—	—	—
	11/22/2011	—	—		—		—	—	—	—	52,000	108.25	2,159,612
	11/22/2011	—	—		—		—	—	—	4,300	—	—	465,475

Burke Norton	N/A	—	85,673	(5)	171,346	(6)	—	—	—	—	—	—	—
	11/22/2011	—	—		—		—	—	—	—	45,000	108.25	1,868,895
	11/22/2011	—	—		—		—	—	—	45,000	—	—	4,871,250

Frank van Veenendaal	N/A	—	420,000		840,000		—	—	—	—	—	—	—
	11/22/2011	—	—		—		—	—	—	—	52,000	108.25	2,159,612
	11/22/2011	—	—		—		—	—	—	4,300	—	—	465,475

(1)	The Company’s non-equity incentive plan awards, and how they were determined, are based upon a formula that may include some discretion as to amounts paid, as discussed under “Compensation Discussion and Analysis—Compensation Elements—Cash Bonuses” elsewhere in this Proxy Statement.
(2)	All restricted stock unit awards and stock option grants were granted pursuant to the 2004 Equity Plan.
(3)	The exercise price of the option awards is equal to the closing market price of the Company’s Common Stock on the date of grant.
(4)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718. Stock awards consist only of restricted stock unit awards. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the Company’s Common Stock on the grant date. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Company’s Common Stock at such date in the future when the option is exercised. The proceeds to be paid to the Named Executive Officer following this exercise do not include the option exercise price.
(5)	Represents Mr. Norton’s actual fiscal 2012 target cash bonus opportunity, which was 75% of his actual base salary earnings during the fiscal year. On an annualized basis, Mr. Norton’s target cash bonus opportunity for fiscal 2012 was $337,500, which was 75% of his fiscal 2012 annualized base salary.
(6)	Represents Mr. Norton’s actual fiscal 2012 maximum cash bonus opportunity, as based on his actual base salary earnings during the fiscal year.

Option Exercises and Stock Vested

The following table sets forth certain information concerning option exercises and value realized upon exercise by the Named Executive Officers during fiscal 2012.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Marc Benioff	—	—	—	—
Graham Smith	158,500	13,054,789	9,334	1,166,739
Parker Harris	80,000	5,791,730	6,418	795,669
George Hu	23,750	2,165,045	6,043	745,173
Burke Norton	—	—	—	—
Frank van Veenendaal	29,000	3,049,690	6,043	745,643

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares of the Company’s Common Stock underlying the options exercised and the applicable exercise price of those options.
(2)	The value realized on vesting is calculated as the number of vested restricted stock units multiplied by the closing price of the Company’s Common Stock on the vesting date.

Outstanding Equity Awards

The following table sets forth information with respect to the value of all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Marc Benioff	475,000	125,000	—	25.97	11/25/2013	—	—	—	—
	162,500	137,500	—	65.44	11/24/2014	—	—	—	—
	102,083	247,917	—	142.50	11/23/2015	—	—	—	—
	—	350,000	—	108.25	11/22/2016	—	—	—	—

Graham Smith	57,000	—	—	52.28	1/22/2013	—	—	—	—
	5,833	16,667	—	25.97	11/25/2013	—	—	—	—
	23,333	31,167	—	65.44	11/24/2014	—	—	—	—
	17,500	42,500	—	142.50	11/23/2015	—	—	—	—
	—	52,000	—	108.25	11/22/2016	—	—	—	—
	—	—	—	—	—	1,250	146,000	—	—
	—	—	—	—	—	1,667	194,706	—	—
	—	—	—	—	—	2,834	331,011	—	—
	—	—	—	—	—	3,750	438,000	—	—
	—	—	—	—	—	4,300	502,240	—	—

Parker Harris	78,333	1,667	—	52.76	2/26/2013	—	—	—	—
	63,333	16,667	—	25.97	11/25/2013	—	—	—	—
	36,833	31,167	—	65.44	11/24/2014	—	—	—	—
	17,500	42,500	—	142.50	11/23/2015	—	—	—	—
	—	52,000	—	108.25	11/22/2016	—	—	—	—
	—	—	—	—	—	417	48,706	—	—
	—	—	—	—	—	1,667	194,706	—	—
	—	—	—	—	—	2,834	331,011	—	—
	—	—	—	—	—	3,750	438,000	—	—
	—	—	—	—	—	4,300	502,240	—	—

George Hu	4,167	—	—	52.48	11/27/2012	—	—	—	—
	5,833	834	—	52.76	2/26/2013	—	—	—	—
	11,667	16,667	—	25.97	11/25/2013	—	—	—	—
	8,750	27,500	—	65.44	11/24/2014	—	—	—	—
	17,500	42,500	—	142.50	11/23/2015	—	—	—	—
	—	52,000	—	108.25	11/22/2016	—	—	—	—
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	209	24,411	—	—
	—	—	—	—	—	1,667	194,706	—	—
	—	—	—	—	—	2,500	292,000	—	—
	—	—	—	—	—	3,750	438,000	—	—
	—	—	—	—	—	4,300	502,240	—	—

Burke Norton	—	45,000	—	108.25	11/22/2016	—	—	—	—
	—	—	—	—	—	45,000	5,256,000	—	—

Frank van Veenendaal	30,417	—	—	14.39	4/26/2015	—	—	—	—
	78,333	1,667	—	52.76	2/26/2013	—	—	—	—
	60,833	16,667	—	25.97	11/25/2013	—	—	—	—
	32,500	27,500	—	65.44	11/24/2014	—	—	—	—
	17,500	42,500	—	142.50	11/23/2015	—	—	—	—
	—	52,000	—	108.25	11/22/2016	—	—	—	—
	—	—	—	—	—	417	48,706	—	—
	—	—	—	—	—	1,667	194,706	—	—
	—	—	—	—	—	2,500	292,000	—	—
	—	—	—	—	—	3,750	438,000	—	—
						4,300	502,240	—	—

(1)	Options granted under the 1999 Stock Option Plan and the 2004 Equity Plan vest over four years, with 25% of the total shares granted vesting on the first anniversary of the date of grant and the balance vesting in equal monthly installments over the remaining 36 months.
(2)	Restricted stock unit awards granted under the 2004 Equity Plan vest over four years, with 25% of the total units granted vesting on the first anniversary of the date of grant and the balance vesting in equal quarterly installments over the remaining 36 months.
(3)	The market value of the shares or units of stock that have not vested is based on the closing market price of the Company’s Common Stock on January 31, 2012 of $116.80.

Employment Contracts and Certain Transactions

Executive Officer Offer Letters and Agreements.    Each of the Named Executive Officers has entered into an offer letter with the Company which provides that the officer is an at-will employee. The offer letters provide for salary, annual bonus based on Company and individual performance, equity grants and participation in our Company-wide employee benefit plans.

In October 2011, Mr. Norton joined the Company as our Executive Vice President and Chief Legal Officer. Please read the “Compensation Discussion and Analysis—Compensation for New Executive Officer” elsewhere in this Proxy Statement for additional details about the terms of Mr. Norton’s compensation package. Pursuant to Mr. Norton’s offer letter, if Mr. Norton is terminated without cause prior to December 1, 2012, he will be entitled to receive the following benefits:

•	A lump sum payment (less applicable withholding taxes) equal to the annual base salary he would have received had he remained an employee through December 1, 2012;

•	Company-paid premiums for health care continuation coverage for Mr. Norton and his eligible dependents through December 1, 2012; and

•	A lump sum payment (less applicable withholding taxes) of his six-month anniversary bonus of $200,000, to the extent it has not yet been paid to him. This bonus was paid to Mr. Norton in April 2012.

In addition, if Mr. Norton is terminated without cause prior to the one-year anniversary of the grant date of his initial equity awards, then he will receive full vesting acceleration of the unvested portion of the initial grants that would have vested had he remained an employee of the Company through the one-year anniversary of the grant date. Receipt of these severance benefits under Mr. Norton’s offer letter is conditioned upon execution by Mr. Norton of a release of claims in favor of the Company.

Assuming the above conditions were met and Mr. Norton were to have a qualifying termination of employment on January 31, 2012, Mr. Norton would be entitled to payments in the amounts set forth below:

Name	Salary and Bonus ($) (1)	Value of Continuation of Benefits ($)	Value of Accelerated Stock Options and Restricted Stock Units ($) (2)	Total ($)
Burke Norton	650,000	16,616	1,410,188	2,076,804

(1)	Based on base salary as of January 31, 2012. The amount presented includes the lump sum payment of Mr. Norton’s six-month anniversary bonus of $200,000, which was paid to him in April 2012 and therefore will not be included in any future severance entitlements. As described above in the Compensation Discussion and Analysis section, Mr. Norton received salary and bonus target increases effective as of February 1, 2012.
(2)	Based on a common stock price of $116.80, the closing market price of the Company’s Common Stock on January 31, 2012, less the applicable exercise price for each option for which vesting was accelerated.

Change-in-Control.    In December 2008, the Company entered into a Change of Control and Retention Agreement with Mr. Benioff. Pursuant to this agreement, in the event that Mr. Benioff is terminated without cause or resigns for good reason within three months prior to, or 18 months after, a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment (less applicable withholding taxes) equal to 200% of the executive’s annual base salary and target bonus;

•	Company-paid premiums for health care (medical, dental and vision) continuation coverage for Mr. Benioff and his eligible dependents for a period of up to 24 months following termination; and

•	Full vesting acceleration of the unvested portion of all equity incentive awards held by him at the time of termination.

In January 2007, the Company entered into Change of Control and Retention Agreements with the following officers: Messrs. Harris, Hu and van Veenendaal. These agreements were amended in November 2008 to implement certain technical amendments intended to comply with informal IRS guidance on Section 409A of the Internal Revenue Code of 1986, as amended. Also in November 2008, the Company entered into a Change of Control and Retention Agreement with Mr. Smith, and in January 2012, the Company entered into a Change of Control and Retention Agreement with Mr. Norton. Pursuant to these agreements, in the event that any of these executives is terminated without cause or resigns for good reason within three months prior to, or 18 months after, a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment (less applicable withholding taxes) equal to 150% of the executive’s annual base salary and target bonus;

•

Company-paid premiums for health care (medical, dental and vision) continuation coverage for executive and the executive’s eligible dependents for a period of up to 18 months following termination; and

•	Full vesting acceleration of the unvested portion of all equity incentive awards held by the executive at the time of termination.

Each Change of Control and Retention Agreement contains a “best of” provision that termination benefits will be either delivered in full or to such lesser extent as would result in no portion of such termination benefits being subject to the excise tax imposed by the golden parachute rules of Section 4999 of the Internal Revenue Code of 1986, as amended, whichever of the foregoing amounts, after taking into account all applicable taxes, results in the greatest amount of termination benefits to the executive on an after-tax basis. Receipt of benefits under each agreement is conditioned upon execution by the executive of a release of claims in favor of the Company, which release also requires continued compliance by the executive with confidentiality obligations.

Assuming the above conditions were met and the employment of these officers were to be terminated on January 31, 2012 pursuant to a qualifying termination of employment in connection a change of control of the Company, the following individuals would be entitled to payments in the amounts set forth below:

Name	Salary and Bonus ($) (1)	Value of Continuation of Benefits ($)	Value of Accelerated Stock Options and Restricted Stock Units ($) (2)	Total ($) (3)
Marc Benioff	5,000,000	36,946	21,408,250	26,445,196
Graham Smith	1,260,000	27,710	5,171,158	6,458,868
Parker Harris	1,181,250	27,710	5,180,618	6,389,578
George Hu	1,181,250	27,710	4,875,630	6,084,590
Burke Norton	1,181,250	27,190	5,640,750	6,849,190
Frank van Veenendaal	1,260,000	27,710	4,953,269	6,240,979

(1)	Based on salary and bonus targets as of January 31, 2012. As described above in the Compensation Discussion and Analysis section, certain executive officers received salary and bonus target increases effective as of February 1, 2012.

(2)	Based on a common stock price of $116.80, the closing market price of the Company’s Common Stock on January 31, 2012, less the applicable exercise price for each option for which vesting was accelerated.
(3)	The amounts presented reflect the maximum severance benefits that could have been paid out without giving effect to any potential reduction as a result of the “best of” provision of the Change of Control and Retention Agreements described above.

Indemnification Agreements.    The Company has entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures with Respect to Related Party Transactions.    Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Our Audit Committee Charter requires that the Audit Committee review and approve any related party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties.

In July 2008, the Audit Committee approved the Company’s Related Party Transaction Policies and Procedures (the “Related Party Transaction Policies”). Under the Related Party Transaction Policies, the Audit Committee shall review and approve or ratify any related party transactions of the Company. Our directors and executive officers complete an annual questionnaire which requires them to identify any entities they are affiliated with which may enter into a transaction with us that would require disclosure as a related party transaction. In approving or rejecting the proposed transaction, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, the costs and benefits to the Company, the nature of the related party’s interest in the transaction, the availability and terms of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.

Related Party and Other Transactions.    Except for the compensation of directors and executive officers described earlier and as set forth below, there were no transactions during fiscal 2012 in which the Company was a party, the amount involved in the transaction exceeds $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or immediate family member of any of the foregoing individuals had or will have a direct or indirect material interest.

In January 1999, the salesforce.com/foundation, commonly referred to as the Foundation, a non-profit public charity, was chartered to build philanthropic programs that are particularly focused on youth and technology. The Company’s Chairman of the Board of Directors is the chairman of the Foundation. He, one of the Company’s executives and one of the Company’s members of the Board of Directors hold three of the Foundation’s seven board seats. The Company is not the primary beneficiary of the Foundation’s activities, and accordingly, the Company does not consolidate the Foundation’s statement of activities with its financial results.

Since the Foundation’s inception, the Company has provided at no charge certain resources to Foundation employees such as office space. The value of these items was in excess of $125,000 per quarter during Fiscal 2012. In addition to the resource sharing with the Foundation, the Company issued the Foundation warrants that were exercised in prior years. As of January 31, 2012, the Foundation held 103,500 shares of salesforce.com common stock. The Company also allows an affiliate of the Foundation to resell the Company’s service to large non-profit organizations. The Company does not charge the affiliate for the subscriptions. The fair value of the subscriptions was in excess of $7.0 million per quarter during fiscal 2012. The Company plans to continue these programs.

Mr. Maynard Webb serves as a Director of the Company and also served as the Chief Executive Officer of LiveOps, Inc. (“LiveOps”) until July 2011. During fiscal 2012, the Company paid LiveOps approximately $810,000 for its call center solution and related services. Also during fiscal 2012, LiveOps paid the Company approximately $360,000 for its customer relationship management subscription service. In December 2010, pursuant to the Company’s Related Party Transaction Policies, the Audit Committee reviewed and considered the relevant facts and circumstances of the transactions and approved the amounts spent in fiscal 2012. We believe that the services performed by LiveOps were provided on terms no more or less favorable than those with unrelated parties.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

10b5-1 Trading Plans

The following executive officers and directors currently have 10b5-1 trading plans in place: Craig Conway, Parker Harris, George Hu, Hilarie Koplow-McAdams, Graham Smith and Frank van Veenendaal. Certain other employees of the Company have also implemented 10b5-1 trading plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended January 31, 2012, the Company believes that all Reporting Persons complied with all applicable reporting requirements.

COMMITTEE REPORTS

The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

We, the Compensation Committee of the Board of Directors of salesforce.com, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in salesforce.com’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012.

THE COMPENSATION COMMITTEE

Craig Ramsey (Chair)

Craig Conway

Shirley Young

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Role of the Audit Committee

The Audit Committee operates under a written charter originally adopted by the Board of Directors in April 2004 which provides that its functions include: the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation and oversight of the Company’s independent registered public accounting firm, Ernst & Young LLP, including reviewing its independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by Ernst & Young LLP; the oversight of the Company’s internal audit function; reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls; and, reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. Ernst & Young LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of management’s assessment of internal controls over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee this process.

Review of Audited Financial Statements for Fiscal Year ended January 31, 2012

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended January 31, 2012 with management. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of Ernst & Young with that firm.

The Audit Committee also discussed with management and with Ernst & Young LLP the evaluation of the Company’s internal controls and the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee considered the fees paid to Ernst & Young LLP for the provision of non-audit related services and does not believe that these fees compromise Ernst & Young LLP’s independence in performing the audit.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2012 for filing with the Securities and Exchange Commission.

In addition, the Audit Committee reviewed the Company’s efforts and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

THE AUDIT COMMITTEE

Larry Tomlinson (Chair)

Alan Hassenfeld

Sanford R. Robertson

Maynard Webb

PROPOSAL 1

ELECTION OF DIRECTORS

The terms of the Class II directors are scheduled to expire on the date of the Annual Meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election by the stockholders are the current Class II members of the Board of Directors: Craig Ramsey, Sanford Robertson and Maynard Webb. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2015 and until their successors are elected and qualified, subject to earlier resignation or removal.

It is intended that the proxy in the form enclosed will be voted, unless otherwise indicated, for the election of the nominees for election as Class II directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

Vote Required and Board of Directors’ Recommendation

The Company’s Bylaws provides that each director nominee be elected to the Board of Directors if the votes cast for such nominee’s election exceeds the votes cast against such nominee’s election. The Board of Directors, after taking into consideration the recommendation of the Nominating and Governance Committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director, in an uncontested election, who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election.

The Board of Directors Recommends a Vote “For” Each of the Nominees Listed Above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013. The Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

We expect representatives of Ernst & Young LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Engagement Letter and Fee Disclosure

In connection with the audit of the fiscal 2012 financial statements, our Audit Committee entered into an engagement agreement with Ernst & Young LLP which sets forth the terms of Ernst & Young’s audit engagement. Among other things, the agreement is subject to alternative dispute resolution procedures.

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2012 and 2011.

	Fiscal 2012	Fiscal 2011
Audit Fees (1)	$4,474,460	$4,227,094
Audit-Related Fees (2)	880,072	890,636
Tax Fees (3)	835,000	664,675
All Other Fees	—	—

Total	$6,189,532	$5,782,405

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of the quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Audit Fees also consist of fees for the attestation of internal control and management’s assessment of internal control as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These include fees for accounting advice and consultations regarding our compliance with Section 404 the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees consist of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP to the Company must be pre-approved by the Audit Committee. The Audit Committee uses the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP. At or before the first meeting of the Audit Committee each year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP during the year. Quarterly, the Audit Committee is presented with an update of any new audit and non-audit services to be provided by Ernst & Young LLP. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the chair of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees. However, approval of such additional or amended services is not permitted if it would affect Ernst & Young LLP’s independence under applicable SEC rules. The chair of the Audit Committee reports any such action taken to the Audit Committee at the next Audit Committee meeting.

All Ernst & Young LLP services and fees in fiscal 2012 were approved in advance by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

The Board of Directors Recommends a Vote “For” Ratification of the Appointment of

Ernst & Young LLP as our Independent Registered Public Accounting Firm.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are asking our stockholders to cast an advisory vote to approve the compensation of the Named Executive Officers during fiscal 2012 as disclosed in this Proxy Statement. This Proposal gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation program.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain the Named Executive Officers, who are critical to our success. Under this program, the Named Executive Officers are rewarded for the achievement of both corporate and individual performance goals, which are expected to result in increased stockholder value. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the fiscal 2012 compensation of the Named Executive Officers.

Fiscal Year 2012 Business Highlights

Although the volatility in the global economic environment over the past few fiscal years has presented several challenges for the Company, in fiscal 2012 we achieved several significant financial results and we believe the compensation program for the Named Executive Officers was instrumental in helping us achieve strong financial performance, including:

•	Generated record full fiscal year revenues of approximately $2.27 billion, an increase of 37% on a year-over-year basis;

•	Generated cash from operations of approximately $592 million, a 29% increase on a year-over-year basis; and

•	Completed fiscal 2012 with a deferred revenue balance of approximately $1.38 billion, an increase of 48% on a year-over-year basis.

Our overall compensation objective is to compensate our executives and other employees in a manner that attracts and retains the caliber of individuals needed to manage a high-growth business operation in an innovative and competitive industry. For our executives, including the Named Executive Officers, we align our executive compensation program with the interests of our stockholders by tying a significant portion of their compensation to the performance of our Common Stock.

The Compensation Committee regularly reviews our executive compensation program to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. This includes establishing performance target levels based on financial measures we believe to be important to our stockholders. We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our executive compensation program is competitive with market practices.

We believe that our executive compensation program has been effective at encouraging the achievement of positive results, appropriately aligning pay and performance and in enabling us to attract and retain very talented executives within our industry.

Advisory Vote and Board of Directors’ Recommendation

We request stockholder approval of our fiscal 2012 compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosure that accompany the compensation tables within the “Executive Compensation and Other Matters” section of this Proxy Statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of the Named Executive Officers and the compensation philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of salesforce.com, inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders of the Company pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table for Fiscal 2012 and the other compensation tables and narrative disclosure within the Executive Compensation and Other Matters section of such Proxy Statement.”

Approval of the above resolution requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Annual Meeting.

As an advisory vote, the outcome of the vote on this Proposal is not binding upon us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders in their vote on this Proposal and will consider the outcome of this vote when making future compensation decisions for the Named Executive Officers.

The Board of Directors Recommends a Vote “For” Approving on an Advisory Basis the Compensation of the Named Executive Officers.

PROPOSAL 4

STOCKHOLDER PROPOSAL ENTITLED “PROPOSAL TO REPEAL CLASSIFIED BOARD”

The Company has been advised that the Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, New York 10018, a beneficial owner of at least $2,000 in market value of the Company’s Common Stock, intends to submit the proposal set forth below at the Annual Meeting:

RESOLVED, that shareholders of salesforce.com, inc. urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

SUPPORTING STATEMENT

This resolution was submitted by the Nathan Cummings Foundation. The Harvard Law School Shareholder Rights Project represented and advised the Nathan Cummings Foundation in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for elections annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 – June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

The Board of Directors unanimously recommends a vote AGAINST the stockholder proposal for the following reasons:

Salesforce.com’s classified board is a time-tested, effective means of ensuring the involvement of committed director candidates, protecting the Company and its stockholders against underpriced and abusive takeover attempts, and enhancing the independence and quality of the directors’ decision making. The Board is committed to strong corporate governance policies and regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including whether to maintain a classified board structure.

In accordance with the Company’s Amended and Restated Certificate of Incorporation, the Company’s directors are divided into three classes that serve staggered three-year terms, such that one-third of the directors stand for election each year. This classified board structure, which is expressly permitted under Delaware General Corporation Law, has been in place continuously since the Company became a public company in 2004. Although a majority of the votes cast at the Annual Meeting of Stockholders of the Company in 2011 supported a similar proposal, after careful consideration of the foregoing proposal, the Board has concluded that its current classified board structure continues to be in the best interests of the Company and its stockholders and therefore opposes the proposal.

The Board believes that the classified board structure better serves the interests of the Company and its stockholders than a board elected annually for the following reasons:

•

Stability and Continuity. The classified board structure is designed to provide stability, enhance mid- and long-term planning and ensure that, at any given time, a majority of the directors serving on the Board have substantial knowledge of the Company, its business and its strategic goals. Directors who have experience with the Company and deep knowledge about its business and affairs are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its stockholders, including decisions on strategic transactions, significant business commitments and use of financial and other resources. Without a classified board structure, the replacement of all directors in a single year is possible, which could lead to short-term disruption in the affairs of the Company. The Board also believes that the classified board structure assists in recruiting director candidates who are willing to make a long-term commitment of their time and energy to help the Company enhance stockholder value. It is important that the Company’s stockholders, employees, customers and other stakeholders are able to rely on the stability and continuity of the Company’s corporate policies and strategic goals.

•

Protection from Potentially Abusive and Unfair Takeover Tactics. The classified board structure is also designed to safeguard the Company against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. The classified board structure enhances the ability of the Board to negotiate the best results for all stockholders in any takeover proposal by preventing the replacement of majority of our directors with hostile nominees at a single annual meeting. Practically, because only one-third of directors are elected at any annual meeting, at least two annual meetings would be required to effect a change in majority of our directors, providing incumbent directors with time and leverage to evaluate the adequacy and fairness of the unsolicited takeover attempt, negotiate with the third party on behalf of all stockholders and weigh alternatives to provide maximum value for all stockholders.

•

Independence. The Board believes that electing directors to three-year terms, rather than one-year terms, enhances the independence of non-management directors by providing them with a longer assured term of office, thereby insulating them from pressures from special interest groups that might have an agenda contrary to the long-term interests of all stockholders. The current classified board structure permits our directors to act independently and to focus on the long-term interests of the Company and its stockholders.

•

Accountability to the Company’s Stockholders. A classified board remains accountable to the Company’s stockholders. At each annual meeting, the Company’s stockholders have the opportunity to evaluate and elect one-third of the Board. All directors are required by law to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. The Board believes that a classified board structure in no way diminishes directors’ responsibilities and accountability to the Company’s stockholders.

The Board notes that in January 2011, the Board also considered a proposed shift from a plurality voting standard to a majority voting standard for the election of directors in uncontested elections. After careful consideration, and consistent with the Board’s commitment to good corporate governance, the Board approved amendments to the Company’s bylaws and corporate governance guidelines to implement majority voting in uncontested director elections.

Finally, stockholders should be aware that this stockholder proposal is simply a request that the Board consider the action stated in the proposal. Approval of this proposal by the Company’s stockholders may not result in the requested action being taken by the Board. The directors, in exercising their fiduciary duties, must still evaluate and consider the proposal, which, as stated above, they have already done. Approval of this precatory stockholder proposal would not, by itself, eliminate the classified board structure or provide for the annual election of directors.

The Board of Directors Recommends a Vote “Against” the Stockholder Proposal.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Burke F. Norton

Executive Vice President, Chief Legal Officer

and Secretary

May 8, 2012

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4 .

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Craig Ramsey	☐	☐	☐	02 - Sanford Robertson	☐	☐	☐	03 - Maynard Webb	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending on January 31, 2013.	☐	☐	☐	3. Advisory vote to approve the resolution on the compensation of the named executive officers.	☐	☐	☐

				4. Stockholder proposal entitled “Proposal to Repeal Classified Board.”	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please mark the proxy, sign exactly as your name appears herein, and return it promptly in the enclosed, addressed envelope. When shares are held by joint tenants, both parties should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized person. If a partnership, please sign in full partnership name by an authorized person

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2012

The Notice and Proxy Statement and Annual Report are available at

www.envisionreports.com/CRM.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — salesforce.com, inc.

Proxy for Annual Meeting of Stockholders Solicited by the Board of Directors

The undersigned hereby appoints Marc Benioff, Graham Smith and Burke Norton, or any of them, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of salesforce.com, inc. (the “Company”) which the undersigned is entitled to vote at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 7, 2012, at 2:00 p.m., local time, at the St. Regis Hotel, 125 3rd Street, San Francisco, California 94103 and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side. For directions to attend the Annual Meeting, please contact Investor Relations by telephone at (415) 536-6250.

This Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted “FOR” Proposals 1, 2 and 3, and “AGAINST” Proposal 4.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, Proxy Statement and the Company’s 2012 Annual Report.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO THE DATE SPECIFIED IN THE PROXY.

(Continued and to be dated and signed on the reverse side.)